     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 3, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              GENZYME CORPORATION
             (Exact name of registrant as specified in its charter)

                  MASSACHUSETTS                                         06-1047163
         (State or other jurisdiction of                             (I.R.S. Employer
          incorporation or organization)                          Identification Number)

                            ------------------------

                               ONE KENDALL SQUARE
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 252-7500
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                                  PETER WIRTH
                              GENZYME CORPORATION
                               ONE KENDALL SQUARE
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 252-7500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                with a copy to:

                             PAUL M. KINSELLA, ESQ.
                               PALMER & DODGE LLP
                               ONE BEACON STREET
                          BOSTON, MASSACHUSETTS 02108
                                 (617) 573-0100

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From Time to Time After the Effective Date of This Registration Statement.

                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                    (FUNDS TABLE IS ON THE FOLLOWING PAGE.)

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                             AMOUNT TO BE           OFFERING        AGGREGATE OFFERING        AMOUNT OF
  TITLE OF SECURITIES TO BE REGISTERED        REGISTERED        PRICE PER UNIT(1)       PRICE(2)(3)       REGISTRATION FEE
Debt Securities of Genzyme
  Corporation(3)........................
Genzyme Preferred Stock, $.01 par
  value.................................
Genzyme General Division Common Stock,
  $.01 par value ("GENZ Stock").........
Genzyme Molecular Oncology Division
  Common Stock, $.01 par value ("GZMO
  Stock")...............................
Genzyme Surgical Products Division
  Common Stock, $.01 par value ("GZSP
  Stock")...............................
Genzyme Tissue Repair Division Common
  Stock, $.01 par value ("GZTR
  Stock")...............................
Genzyme Common Stock, $.01 par value....
Genzyme Warrants........................
Total for Securities Being Registered
  for the Account of the
  Registrant(4).........................     $500,000,000             100%             $500,000,000           $132,000

(1) The proposed maximum offering price per unit of the securities being registered for the account of the Registrant will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

(2) The proposed maximum aggregate offering price of the securities being registered for the account of the Registrant has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Rule 457(o) permits the registration fee to be calculated on the basis of the maximum offering price of all of the securities listed and, therefore, the table does not specify by each class information as to the amount to be registered, the maximum offering price per unit or the proposed maximum aggregate offering price.

(3) If any Debt Securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $500,000,000.

(4) In no event will the aggregate offering price of all securities issued from time to time by the Registrant for its own account pursuant to this Registration Statement exceed $500,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies. The aggregate amount of GENZ Stock, GZMO Stock, GZSP Stock, GZTR Stock, and Genzyme Common Stock registered hereunder for the account of the Registrant is further limited to that which is permissible under Rule 415(a)(4) under the Securities Act. The securities registered hereunder may be sold separately or as units with other securities registered hereby.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED MARCH 3, 2000

PROSPECTUS

                                  $500,000,000

                              GENZYME CORPORATION

    DEBT SECURITIES, PREFERRED STOCK, GENZYME GENERAL DIVISION COMMON STOCK,
               GENZYME MOLECULAR ONCOLOGY DIVISION COMMON STOCK,
                GENZYME SURGICAL PRODUCTS DIVISION COMMON STOCK,
                  GENZYME TISSUE REPAIR DIVISION COMMON STOCK,
               OTHER SERIES OF GENZYME COMMON STOCK AND WARRANTS

    We may offer to the public from time to time in one or more series or issuances:

    - debt securities consisting of debentures, notes or other evidences of indebtedness;

    - shares of our preferred stock;

    - shares of Genzyme General Division Common Stock, which we refer to as "GENZ Stock";

    - shares of Genzyme Molecular Oncology Division Common Stock, which we refer to as "GZMO Stock";

    - shares of Genzyme Surgical Products Division Common Stock, which we refer to as "GZSP Stock";

    - shares of Genzyme Tissue Repair Division Common Stock, which we refer to as "GZTR Stock";

    - shares of other series of our common stock; or

    - warrants to purchase any series of common stock, preferred stock or debt securities.

    GENZ Stock, GZMO Stock, GZSP Stock and GZTR Stock each trade on the Nasdaq National Market under the symbols "GENZ," "GZMO," "GZSP" and "GZTR." Any GENZ Stock, GZMO Stock, GZSP Stock, GZTR Stock or other series of our common stock sold by means of a prospectus supplement to this prospectus may be listed on the Nasdaq National Market.

    This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" beginning on page 55 of this prospectus before you make your investment decision.

    SEE RISK FACTORS BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THESE SECURITIES.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

                            ------------------------

               The date of this prospectus is             , 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Genzyme Corporation.........................................      3

Risk Factors................................................      4

Note Regarding Forward-Looking Statements...................     24

Use of Proceeds.............................................     25

Ratio of Earnings to Fixed Charges and Preferred Stock
  Dividends.................................................     25

Description of Debt Securities..............................     26

Description of Preferred Stock..............................     35

Description of Genzyme Common Stock.........................     37

Description of Warrants.....................................     46

Description of Management and Accounting Policies...........     48

Plan of Distribution........................................     53

Legal Matters...............................................     54

Experts.....................................................     54

Where You Can Find More Information.........................     55

                              GENZYME CORPORATION

    We are a biotechnology company that develops innovative products and services for significant unmet medical needs. We have four operating divisions:

    - Genzyme General, which develops and markets therapeutic products and diagnostic services and products. It has three therapeutic products on the market and a strong pipeline of products in development focused primarily on the treatment of rare genetic diseases;

    - Genzyme Molecular Oncology, which is developing cancer products, with a focus on cancer vaccines and angiogenesis inhibitors. It is shaping these new therapies through the integration of its gene discovery, gene therapy, small molecule drug discovery, and protein therapeutic efforts;

    - Genzyme Surgical Products, which develops and markets a portfolio of mechanical devices, biomaterials and biotherapeutics for the cardiovascular and general surgery markets. It is pioneering the field of "biosurgery," which is being created by the increasing convergence of mechanical and biological approaches to surgery and other interventional procedures; and

    - Genzyme Tissue Repair, which develops and markets biological products for the treatment of orthopedic injuries, such as cartilage damage, and severe burns.

    Each of our four designated series of common stock is intended to reflect the value and track the performance of one of our divisions.

    For purposes of financial presentation, we allocate programs, products, assets and liabilities among our divisions; however, Genzyme, the corporation, continues to own all of the assets and is responsible for all of the liabilities allocated to each of the divisions.

    We were founded in 1981 and became a Massachusetts corporation in 1991. You can find additional information about us in our filings with the SEC. See "Where You Can Find More Information" on page 55.

    Our principal offices are located at One Kendall Square, Cambridge, Massachusetts 02139 and our main telephone number is (617) 252-7500.

    In this prospectus, the words "we," "us," "our," and "Genzyme" refer to Genzyme Corporation and all of its operating divisions taken as a whole, and "our board of directors" or "our board" refer to the board of directors of Genzyme Corporation.

    "Genzyme" is a registered trademark and service mark of Genzyme Corporation. All rights reserved.

 .

                                  RISK FACTORS

    If you purchase securities offered by this prospectus you will take on financial risk. In deciding whether to invest, you should carefully consider the following risk factors, the information contained in this prospectus and the other information to which we have referred you. It is especially important to keep these risk factors in mind when you read forward-looking statements.

                            RISKS RELATED TO GENZYME

    The following risk factors relate to us generally and affect all of our divisions. Accordingly, you should consider these risk factors before you purchase any type of security offered by this prospectus.

A REDUCTION IN REVENUES FROM SALES OF PRODUCTS THAT TREAT GAUCHER DISEASE WOULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

    We generate a majority of our product revenues from sales of enzyme-replacement products for patients with Gaucher disease. We entered this market in 1991 with Ceredase-Registered Trademark- enzyme. Because production of Ceredase-Registered Trademark- enzyme was subject to supply constraints, we developed Cerezyme-Registered Trademark- enzyme, a recombinant form of the enzyme. Recombinant technology uses specially engineered cells to produce enzymes, or other substances, by inserting into the cells of one organism the genetic material of a different species. In the case of Cerezyme-Registered Trademark- enzyme, Chinese hamster ovary cells are engineered to produce human alpha glucocerebrosidase. We stopped producing Ceredase-Registered Trademark- enzyme, except for small quantities, during 1998, after substantially all the patients who previously used
Ceredase-Registered Trademark- enzyme converted to
Cerezyme-Registered Trademark- enzyme. Sales of Ceredase-Registered Trademark-enzyme and Cerezyme-Registered Trademark- enzyme totaled $411.1 million for the year ended December 31, 1998, representing approximately 67% of our, and 81% of Genzyme General's, product revenues for that year, and $351.7 million for the nine months ended September 30, 1999, representing approximately 70% of our, and 84% of Genzyme General's, product revenues for that period.

    Because our business is highly dependent on Cerezyme-Registered Trademark-enzyme, a reduction in revenue from sales of this product would have an adverse effect on our operations and may cause the value of our securities to decline substantially. Revenues from Cerezyme-Registered Trademark- enzyme would be impacted negatively if competitors develop alternative treatments for Gaucher disease and these alternative products gained commercial acceptance. Some companies have initiated efforts to develop competitive products, and other companies may do so in the future. Cerezyme-Registered Trademark- enzyme has orphan drug status, providing it with market exclusivity in the U.S. until May 2001. We also have patents protecting its manufacturing method until 2010 and its composition until 2013. We cannot predict the effect that the expiration of orphan drug status and market exclusivity will have on sales of Cerezyme-Registered Trademark- enzyme after May 2001.

GOVERNMENT REGULATION IMPOSES SIGNIFICANT COSTS AND RESTRICTIONS ON THE DEVELOPMENT AND COMMERCIALIZATION OF OUR PRODUCTS AND SERVICES.

    Our ability to successfully satisfy regulatory requirements will significantly determine our future success. We cannot guarantee that any required regulatory approvals will be granted or that they will be granted on a timely basis. The production and sale of health care products and provision of health care services are highly regulated. In particular, the FDA and comparable agencies in foreign countries must approve human therapeutic and diagnostic products before they are marketed. This approval process can involve lengthy and detailed laboratory and clinical testing, sampling activities and other costly and time-consuming procedures. This regulation may delay the time at which a product or service first can be sold, limit how a product or service may be used, or adversely impact third party reimbursement. In addition, therapies that have received, or in the future receive, regulatory approval for commercial sale may still face subsequent regulatory difficulties. The FDA and comparable foreign regulatory agencies, for example, may require postmarketing clinical trials. In addition, a marketed therapy, its manufacturer and the manufacturer's facilities are subject to continual review and periodic inspections by regulatory agencies. The discovery of previously unknown problems with a therapy, manufacturer or facility can result in restrictions on the therapy or manufacturer, including withdrawal of the therapy from the market. The failure to comply with applicable regulatory approval requirements can, among other things, result in:

    - warning letters;

    - fines and other civil penalties;

    - suspended regulatory approvals;

    - refusal to approve pending applications or supplements to approved applications;

    - suspension of product sales in the U.S. and/or exports from the U.S.;

    - product recalls; and

    - seizure of products.

LEGISLATIVE CHANGES MAY ADVERSELY IMPACT OUR BUSINESS.

    Some of our products, including Cerezyme-Registered Trademark- enzyme, have been designated as orphan drugs under the Orphan Drug Act. The Orphan Drug Act provides incentives to manufacturers to develop and market drugs for rare diseases, generally by entitling the first developer that receives FDA marketing approval for an orphan drug to a seven-year exclusive marketing period in the U.S. for that product. Legislation periodically has been introduced in recent years to change the Orphan Drug Act to shorten the period of automatic market exclusivity and to allow marketing rights to simultaneous developers of the drug. We cannot be sure whether the Orphan Drug Act will be amended, or if amended, what effect the changes may have on us.

    In addition, healthcare reform is an area of significant government focus. Any reform measures, if adopted, could adversely affect:

    - the pricing of therapeutic products in the U.S. or internationally; and

    - the amount of reimbursement available from governmental agencies or other third party payers.

BECAUSE THE DEVELOPMENT OF OUR PRODUCTS INVOLVES A LENGTHY AND COMPLEX PROCESS, IT IS UNCERTAIN WHETHER WE WILL BE ABLE TO COMMERCIALIZE ANY OF OUR PRODUCTS CURRENTLY IN DEVELOPMENT.

    Before we can commercialize our development-stage products, we will need to:

    - conduct substantial research and development;

    - undertake pre-clinical and clinical testing; and

    - pursue regulatory approvals.

    This process is risky and takes several years. We cannot guarantee that we will successfully develop any particular product.

    Several of our development-stage products are currently in clinical trials to test their safety and effectiveness. We may encounter problems in these clinical trials that cause us to delay or suspend development of these products. In addition, we cannot be sure that the clinical testing, if completed, will show any of these products to be safe and effective.

ANY MARKETABLE PRODUCTS THAT WE DEVELOP MAY NOT BE COMMERCIALLY SUCCESSFUL.

    The commercial success of any marketable product that we develop will depend on many factors, including:

    - regulation by the FDA and other government authorities;

    - market acceptance by doctors and hospital administrators;

    - the effectiveness of our sales force;

    - the effectiveness of our production and marketing capabilities;

    - the success of competitive products; and

    - the availability of third party reimbursement.

WE MAY REQUIRE SIGNIFICANT ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE ON FAVORABLE TERMS, IF AT ALL.

    As of September 30, 1999, we had approximately $695.9 million in cash, cash equivalents and short- and long-term investments, excluding investments in equity securities.

    Although we currently have substantial cash resources and positive cash flow, we intend to use substantial portions of our available cash for:

    - product development and marketing;

    - expanding facilities; and

    - working capital.

    We will further reduce available cash reserves to pay principal and interest on the following debt:

    - In May 1998, we issued $250.0 million in convertible notes, the entire principal amount of which is allocated to Genzyme General. These convertible notes bear interest at an annual rate of 5.25% and mature on June 1, 2005. However, the holders of these notes may exchange principal on the notes for shares of GENZ Stock, GZMO Stock, and GZSP Stock.

    - As of December 31, 1999, we owed approximately $23.0 million under a revolving credit facility with a group of commercial banks. Of this amount, we have allocated $18.0 million to Genzyme Tissue Repair and $5.0 million to Genzyme Molecular Oncology. Amounts borrowed under this revolving credit facility bear interest at a floating rate based upon an applicable margin above either the prime rate announced by Fleet National Bank or the London InterBank Offered Rate. We must repay all borrowings under this facility no later than November 12, 2002.

    - In August 1998, we issued $21.2 million in convertible debentures, the entire principal amount of which is allocated to Genzyme General. These convertible debentures bear interest at an annual rate of 5% and mature on August 29, 2003, but the holders of these convertible debentures may exchange principal, and under some circumstances interest, on the convertible debentures for shares of GENZ Stock.

    If we use cash to pay or redeem this debt, including the principal and interest due on it, our cash reserves will be diminished. To satisfy these and other commitments, we may have to obtain additional financing. We cannot guarantee that we will be able to obtain any additional financing, extend any existing financing arrangement, or obtain either on favorable terms.

WE MAY FAIL TO PROTECT ADEQUATELY OUR PROPRIETARY TECHNOLOGY, WHICH WOULD ALLOW COMPETITORS TO TAKE ADVANTAGE OF OUR RESEARCH AND DEVELOPMENT EFFORTS.

    Our long-term success largely depends on our ability to market technologically competitive products. We can prevent unauthorized third parties from using proprietary rights relating to our products and services only if these rights are covered by patents or are kept confidential.

    We cannot guarantee that the patents issued or licensed to us will remain free from challenge by third parties.

    While our employees, consultants and corporate partners with access to proprietary information generally are required to enter into confidentiality agreements, we cannot guarantee that these agreements will be honored. In addition, some of our consultants have developed portions of our proprietary technology at universities or in governmental laboratories. These universities or governmental authorities may claim rights to the intellectual property arising out of the research performed at the university or governmental laboratory.

    We rely upon trade secrets, proprietary know-how and continuing technological innovation to remain competitive. We cannot be sure that other parties will not independently develop that know-how or otherwise obtain access to our technology.

WE MAY BE REQUIRED TO LICENSE TECHNOLOGY FROM COMPETITORS IN ORDER TO DEVELOP AND COMMERCIALIZE SOME OF OUR PRODUCTS AND SERVICES, AND IT IS UNCERTAIN WHETHER THESE LICENSES WILL BE AVAILABLE.

    Third party patent rights and pending patent applications filed by third parties, if issued, may cover some of the products that we or our strategic partners are developing or testing. As a result, we or a strategic partner may be required to obtain licenses from the holders of these patents in order to use, manufacture or sell these products and services, and payments under these licenses may reduce the profitability of the products. Furthermore, we cannot be sure that these licenses would be available on acceptable terms. If these licenses are not available, our ability to commercialize our products and services may be impaired.

WE MAY INCUR SUBSTANTIAL COSTS AS A RESULT OF LITIGATION OR OTHER PROCEEDINGS RELATING TO PATENT AND OTHER INTELLECTUAL PROPERTY RIGHTS.

    If we initiate or are required to defend ourselves in patent litigation, it could consume a substantial portion of our resources. We cannot guarantee that we, or our strategic partners, would prevail in any legal action. Any legal action against us or our strategic partners claiming damages or seeking to stop commercial activities relating to the affected products and processes could subject us to substantial liability for damages or negatively impact our financial results.

WE MAY BE LIABLE FOR PRODUCT LIABILITY CLAIMS NOT COVERED BY INSURANCE.

    Individuals who use our products or services may bring product liability claims against us. While we have taken, and continue to take, what we believe are appropriate precautions, we cannot guarantee that we will avoid significant liability exposure. We have only limited amounts of product liability insurance, and we cannot be sure that this insurance will provide sufficient coverage against any product liability claims. If we attempt to obtain additional insurance in the future, we may not be able to do so on acceptable terms, and any additional insurance we do obtain may not provide adequate coverage against any asserted claims. In addition, regardless of merit or eventual outcome, product liability claims may result in:

    - diversion of management time and attention;

    - expenditure of large amounts of cash on legal fees, expenses and payment of damages;

    - decreased demand for our products and services; and

    - injury to our reputation.

OUR COMPETITORS IN THE BIOTECHNOLOGY AND PHARMACEUTICAL INDUSTRIES MAY HAVE SUPERIOR PRODUCTS, MANUFACTURING CAPABILITIES OR MARKETING EXPERTISE.

    The human health care products and services industry is extremely competitive. Our competitors include major pharmaceutical companies and other biotechnology companies. Some of these competitors may have superior research and development, marketing and production capabilities. Some competitors also may have greater financial resources than us. Our future success will depend on our ability to develop and market effectively our products against those of our competitors.

IF WE ARE UNABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGES, OUR PRODUCTS OR SERVICES MAY BECOME OBSOLETE.

    The field of biotechnology is characterized by significant and rapid technological change. Although we attempt to expand our technological capabilities in order to remain competitive, research and discoveries by others may make our products or services obsolete. For example, some of our competitors may develop a product to treat Gaucher disease that is more effective or less expensive than Cerezyme-Registered Trademark- enzyme.

IF WE FAIL TO OBTAIN ADEQUATE LEVELS OF REIMBURSEMENT FOR OUR PRODUCTS FROM THIRD-PARTY PAYERS, THE COMMERCIAL POTENTIAL OF OUR PRODUCTS WILL BE SIGNIFICANTLY LIMITED.

    A substantial portion of our revenue comes from payments by third party payers, including government health administration authorities and private health insurers. Third party payers may not reimburse patients for newly approved health care products. More and more third party payers are attempting to contain health care costs by:

    - challenging the prices charged for health care products and services;

    - limiting both coverage and the amount of reimbursement for new therapeutic products;

    - denying or limiting coverage for products that are approved by the FDA, but are considered experimental or investigational by third party payers; and

    - refusing, in some cases, to provide coverage when an approved product is used for disease indications in a way that has not received FDA marketing approval.

    Government and other third party payers may not provide adequate insurance coverage or reimbursement for our products and services, which could impair our financial results.

CHANGES IN THE ECONOMIC, POLITICAL, LEGAL AND BUSINESS ENVIRONMENTS IN THE FOREIGN COUNTRIES IN WHICH WE DO BUSINESS COULD CAUSE OUR INTERNATIONAL SALES AND OPERATIONS, WHICH ACCOUNT FOR A SIGNIFICANT PERCENTAGE OF OUR CONSOLIDATED NET SALES, TO BE LIMITED OR DISRUPTED.

    Our international operations accounted for 40% of our consolidated revenues for the nine month period ended September 30, 1999, 41% of our consolidated revenues in 1998 and 36% of our consolidated revenues in 1997, and we expect that international sales will continue to account for a significant percentage of our revenues for the foreseeable future. In addition, we have direct investments in a number of subsidiaries outside of the U.S., primarily in Europe and Japan. Our international sales and operations could be limited or disrupted, and the value of our direct investments may be adversely affected, by any of the following:

    - fluctuations in currency exchange rates;

    - the imposition of government controls;

    - less favorable intellectual property or other applicable laws;

    - the inability to obtain any necessary foreign regulatory approvals of products in a timely manner;

    - import and export license requirements;

    - political instability;

    - trade restrictions;

    - changes in tariffs;

    - difficulties in staffing and managing international operations; and

    - longer payment cycles.

    A significant portion of our business is conducted in currencies other than the U.S. dollar, which is our reporting currency. We recognize foreign currency gains or losses arising from our operations in the period incurred. As a result, currency fluctuations among the U.S. dollar and the currencies in which we do business have caused foreign currency transaction gains and losses in the past and will likely do so in the future. We cannot predict the effects of exchange rate fluctuations upon our future operating results because of the number of currencies involved, the variability of currency exposures and the potential volatility of currency exchange rates.

SEVERAL ANTI-TAKEOVER PROVISIONS MAY DEPRIVE OUR STOCKHOLDERS OF THE OPPORTUNITY TO RECEIVE A PREMIUM FOR THEIR SHARES UPON A CHANGE IN CONTROL.

    Provisions of Massachusetts law and our charter, by-laws and shareholder rights plan could delay or prevent a change in control of Genzyme or a change in our management.

    Our tracking stock structure may also deprive our stockholders of the opportunity to receive a premium for their shares upon a change in control because, in order to obtain control of a particular division, an acquiror would have to obtain control of the entire corporation.

    In addition, our board of directors may, in their sole discretion:

    - exchange shares of GZMO Stock, GZSP Stock or GZTR Stock for GENZ Stock at a 30% premium over the market value of the exchanged shares; and

    - issue shares of undesignated preferred stock from time to time in one or more series.

    Either of these board actions could increase the cost of an acquisition of Genzyme and thus discourage a takeover attempt.

WE COULD EXPERIENCE SYSTEM FAILURES AND DISRUPTIONS OF OUR OPERATIONS AS A RESULT OF THE YEAR 2000 DATE RECOGNITION PROBLEM.

    The year 2000 date recognition problem could cause our computer systems to fail, resulting in miscalculations and incorrect data. Parties affected by a disruption in our operations and services could make claims or bring lawsuits against us. Depending upon the extent and duration of any disruptions caused by the year 2000 problem and the specific services affected, these disruptions could have an adverse affect on our business.

    Computer systems which may be affected by this year 2000 problem include computer systems embedded in production equipment; displays containing computer systems; business data processing systems; production, management and planning systems; and personal computers. Consequently, the year 2000 problem could disrupt our daily commercial activities if we do not take the steps necessary to address it effectively.

    In addition, we cannot assure you that our customers, suppliers and other third parties that we deal with are or will be year 2000 compliant in a timely manner. Interruptions in the services provided to us or in the purchases made by these third parties could also disrupt our operations.

    Although, as of the date of this prospectus, we have not experienced any significant disruption in our operations as a result of the year 2000 date recognition problem, we cannot guarantee that we will not experience disruptions in the future.

                    RISKS RELATED TO GENZYME TRACKING STOCKS

    We have four series of tracking stock: GENZ Stock, GZMO Stock, GZSP Stock and GZTR Stock. These stocks reflect the value and track the performance of our four operating divisions:

    - GENZ Stock tracks the performance of Genzyme General;

    - GZMO Stock tracks the performance of Genzyme Molecular Oncology;

    - GZSP Stock tracks the performance of Genzyme Surgical Products; and

    - GZTR Stock tracks the performance of Genzyme Tissue Repair.

The following are risks related to owning shares of our tracking stock. Accordingly, you should consider these risk factors before investing in GENZ Stock, GZMO Stock, GZSP Stock, GZTR Stock or any securities which may be exchanged for, exercised for or converted into shares of these tracking stocks.

HOLDERS OF OUR TRACKING STOCK ARE STOCKHOLDERS OF A SINGLE COMPANY AND UNFAVORABLE FINANCIAL TRENDS AFFECTING ONE DIVISION COULD NEGATIVELY AFFECT OUR OTHER DIVISIONS.

    None of our divisions are separate legal entities. Holders of our tracking stock are stockholders of a single company and face all of the risks of an investment in Genzyme.

    For purposes of financial presentation, we allocate programs, products, assets and liabilities among our four divisions. Genzyme Corporation, however, continues to own all of the assets and is responsible for all of the liabilities of each division. A holder of GENZ Stock, for example, does not have any specific rights to the assets allocated to Genzyme General in our financial statements. Furthermore, if we are unable to satisfy one division's liabilities out of the assets we allocate to that division, we may be required to satisfy those liabilities with assets we have allocated to another division. Accordingly, we encourage you to review our consolidated financial statements and the financial statements of each of our divisions included in the reports that we file with the SEC.

OUR BOARD OF DIRECTORS MAY TAKE ACTIONS THAT, WHILE IN THE BEST INTERESTS OF GENZYME AS A WHOLE, HAVE AN UNEQUAL AND ADVERSE EFFECT ON THE HOLDERS OF ONE OR MORE SERIES OF OUR TRACKING STOCK.

    There may be times when the interests of holders of each series of our common stock diverge or appear to diverge. Massachusetts law does not define a board of directors' duties in that situation. Based on the advice of counsel, however, we believe that a Massachusetts court would conclude that a board of directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to any particular group of stockholders. That duty is the fiduciary duty to act in good faith and in a manner the board reasonably believes to be in the best interests of the corporation. Under Massachusetts law, if a disinterested and adequately informed board of directors determines in good faith that an action would be in the corporation's best interests, taking into account both the interests of holders of each series of tracking stock as well as the alternatives reasonably available, then the board of directors should be able to successfully defend against any stockholder claim that the action could have an unequal effect on different series of tracking stock.

    In March 1999, the Delaware Court of Chancery, in two separate cases, dismissed all stockholder claims that the board of directors had violated its fiduciary duties under Delaware law by approving actions that had a disparate impact on holders of different classes of tracking stock. The court indicated in each case that even where the decision of the board of directors affected holders of separate classes of tracking stock differently, stockholders must allege facts sufficient to indicate that a board of directors' approval was not based on the good faith belief that the approved actions were in the corporation's best interests. While Delaware case law is not binding on a Massachusetts court, we believe that a Massachusetts court would be influenced by these decisions in addressing similar issues. A Massachusetts court hearing a case, however, may apply principles of Massachusetts law other than those described above or develop new principles of Massachusetts law to decide the case.

MEMBERS OF OUR BOARD OF DIRECTORS MAY FAVOR ONE SERIES OF TRACKING STOCK OVER ANOTHER IF THEY OWN A DISPROPORTIONATE AMOUNT OF THAT SERIES.

    A member of our board may own a disproportionate amount of tracking stock in a particular series, or the value of his or her holdings of a particular series of stock may be different from the value of his or her holdings in another series. This disparate stock ownership may cause the board member to favor one series of stock over another. Nevertheless, we believe that a member of our board could properly discharge his or her fiduciary responsibilities even if his or her interests in shares of different series were disproportionate or of unequal values. Our board members may create committees to review matters that raise conflict-of-interest issues. If a committee is formed, it would report to the full board.

HOLDERS OF OUR TRACKING STOCK HAVE LIMITED DECISION-MAKING POWER BECAUSE THEY HAVE LIMITED SEPARATE VOTING RIGHTS.

    Holders of all series of our tracking stock vote together as a single class on all matters requiring common stockholder approval, including the election of directors. Holders of one series of tracking stock do not have the right to vote on matters separately from the other series except in limited circumstances. These circumstances are dictated by Massachusetts law, our charter and the management and accounting policies adopted by our board of directors. Therefore, stockholders of one series of tracking stock generally could not make a proposal that would require approval only of the holders of that series. Instead, they would have to obtain approval from all common stockholders.

THE LIQUIDATION RIGHTS FOR EACH SERIES OF TRACKING STOCK ARE NOT ADJUSTED TO REFLECT CHANGES IN THE SERIES' MARKET VALUE.

    If we dissolve, liquidate or wind up our affairs, other than as part of a merger, business combination or sale of substantially all of our assets, our stockholders will receive any remaining assets according to the percentage of total liquidation units that they hold. The number of liquidation units per share for each series of our tracking stock is as follows:

    - each share of GENZ Stock has 100 liquidation units;

    - each share of GZMO Stock has 25 liquidation units;

    - each share of GZSP Stock has 61 liquidation units; and

    - each share of GZTR Stock has 58 liquidation units.

    Although we adjust liquidation units to prevent dilution in the event of some subdivisions, combinations or distributions of common stock, we do not adjust them to reflect changes in the relative market value or performance of the divisions. Accordingly, at the time of a dissolution, liquidation or winding up, the relative liquidation units attributable to each series of tracking stock may not correspond to the value of the underlying assets of that division.

OUR BOARD OF DIRECTORS MAY CHANGE OUR MANAGEMENT AND ACCOUNTING POLICIES TO THE DETRIMENT OF ONE SERIES OF TRACKING STOCK WITHOUT STOCKHOLDER APPROVAL.

    Our board of directors has adopted management and accounting policies that are used to govern our business and to prepare our financial statements. These policies cover the allocation of corporate expenses, assets and liabilities and other accounting matters, and the reallocation of assets between divisions and other matters. Our board generally may modify or rescind these policies or adopt new ones without stockholder approval. Any revised policies could have different effects on each series of our tracking stock and could be detrimental to one series as compared to another. The discretion of our board to make changes is limited only by the policies themselves and the board's fiduciary duty to all of our stockholders. You can review the summary of our management and accounting policies beginning on page 48 of this prospectus. We also encourage you to review the full text of these policies, which are filed as Exhibit 99.1 to the registration statement of which this prospectus is a part.

WE MAY ELIMINATE TRACKING STOCK IF A CORPORATE LEVEL TAX IS IMPOSED ON THE ISSUANCE OR RECEIPT OF TRACKING STOCK.

    In 1999 the Clinton Administration proposed legislation that would have imposed a corporate level tax on issuances of tracking stock. More recently, the Clinton Administration has proposed legislation that would tax stockholders upon the receipt of tracking stock from the issuing corporation as a distribution or in a recapitalization. Although Congress has not enacted either of these proposals into law, if these or similar proposals are enacted into law or effected through Treasury regulations in the future, we could be taxed on an amount up to the gain realized in future financings in which we sell tracking stock, including GENZ Stock. Also, any use of our tracking stock to acquire other companies could be taxed. We also may be taxed if we distribute to stockholders "designated" shares of tracking stock, which are shares designated by the tracked division as issuable at the option of our board for Genzyme General's benefit. In addition, stockholders could be taxed if they receive a distribution of designated shares of tracking stock or if they receive shares of tracking stock in exchange for other Genzyme stock. These or similarly adverse tax consequences could cause us to eliminate tracking stock from our capital structure. We cannot predict, however, whether Congress will enact legislation, or the Treasury Department will issue regulations, effecting these or similar proposals.

THE USE OF OPERATING LOSSES TO LOWER THE REPORTED TAX LIABILITY OF OUR PROFITABLE DIVISIONS WILL CAUSE LOWER REPORTED EARNINGS IN THE FUTURE FOR THE DIVISIONS GENERATING THESE OPERATING LOSSES.

    Genzyme Corporation, rather than its divisions, is liable for taxes. Under our management and accounting policies, for financial reporting purposes we generally allocate taxes among our divisions as if they were separate taxpayers. However, our board of directors has adopted a policy that provides that if any of our divisions is unable to use our operating losses or other projected annual tax benefits to reduce our current or deferred income tax expense, we may reallocate these losses or benefits to our profitable divisions on a quarterly basis for financial reporting purposes. This will result in a division with current losses (such as Genzyme Molecular Oncology, Genzyme Surgical Products and Genzyme Tissue Repair) reporting lower earnings available to its common stockholders in the future than would be the case if that division had retained its historical losses or other benefits in the form of a net operating loss carryforward. We encourage you to review the summary of our tax allocation policy on page 49 of this prospectus, and the full text of this policy which is filed as Exhibit 99.1 to the registration statement of which this prospectus is a part.

THE NON-COMPETE POLICY AMONG OUR DIVISIONS MAY NOT COVER ALL OF THE ACTIVITIES OF A PARTICULAR DIVISION.

    Our board of directors has adopted a policy regarding competition among our divisions. This non-compete policy requires that we develop certain products and services within a given division, as opposed to another division, or through joint ventures involving a given division, because the product or service is within the field of activity of that division. This non-compete policy, however, does not cover the entire field of activity of each division. For example, Genzyme General Division or Genzyme Molecular Oncology may develop certain tissue repair products or services. In order words, we cannot guarantee that all products and services we develop in a given field of activity will be allocated to a division primarily engaged in that field of activity. We encourage you to review the summary of our non-compete policy on page 52 of this prospectus and the full text of this policy, which is filed as Exhibit 99.1 to the registration statement of which this prospectus is a part.

FUTURE SALES OR DISTRIBUTIONS OF DESIGNATED SHARES OF GZMO STOCK, GZSP STOCK OR GZTR STOCK MAY SIGNIFICANTLY DILUTE YOUR OWNERSHIP OF THE AFFECTED SHARES OF TRACKING STOCK.

    Our management and accounting policies require us to sell or distribute any designated shares of GZMO Stock, GZSP Stock or GZTR Stock that may be created, subject to certain limitations. Proceeds from a sale or distribution will not be allocated to the affected divisions and the issuance and sale may substantially dilute your ownership of tracking stock of the affected divisions. Circumstances under which the designated shares of tracking stock will be sold or distributed are described in the section of this document entitled "DESCRIPTION OF GENZYME COMMON STOCK--GZSP Designated Shares, GZMO Designated Shares and GZTR Designated Shares."

                       RISKS RELATING TO GENZYME GENERAL

    The following risks and uncertainties may adversely affect the business of Genzyme General. Accordingly, you should consider these risks before investing in GENZ Stock or any securities which may be exchanged for, exercised for or converted into GENZ Stock.

GENZYME GENERAL MAY NOT BE ABLE TO SUCCESSFULLY COMMERCIALIZE
THYROGEN-REGISTERED TRADEMARK- HORMONE AND RENAGEL-REGISTERED TRADEMARK-
CAPSULES.

    In January 1999, Genzyme General, together with Knoll Pharmaceutical Company, launched U.S. sales of Thyrogen-Registered Trademark- recombinant thyroid stimulating hormone for use in the treatment of thyroid cancer. At about the same time, Genzyme General, in collaboration with GelTex
Pharmaceuticals, Inc., launched Renagel-Registered Trademark- capsules, a non-absorbed phosphate binder used in the treatment of end-stage renal disease. The commercial success of Thyrogen-Registered Trademark- hormone and Renagel-Registered Trademark- capsules will depend on a number of factors, including:

    - regulation by the FDA;

    - the ability to obtain regulatory approvals in foreign countries;

    - the development and commercial success of competitive products; and

    - the availability of third party reimbursement.

    Genzyme General cannot be sure that market penetration of Thyrogen-Registered Trademark- hormone and Renagel-Registered Trademark-capsules will increase.

IF THE STRATEGIC ALLIANCES GENZYME GENERAL HAS ENTERED INTO TO DEVELOP AND COMMERCIALIZE ITS PRODUCTS ARE NOT SUCCESSFUL, GENZYME GENERAL'S RESULTS OF OPERATIONS WILL BE ADVERSELY IMPACTED.

    Several of Genzyme General's strategic initiatives involve alliances with other biotechnology companies and arrangements with academic medical centers. These include:

    - a joint venture with GelTex Pharmaceuticals, Inc. for the commercialization of Renagel-Registered Trademark- capsules, a non-absorbed phosphate binder for the treatment of end stage renal disease;

    - an agreement with Knoll Pharmaceutical Company for the marketing of our Thyrogen-Registered Trademark- hormone in the U.S.;

    - an agreement with Biogen, Inc. for the marketing of AVONEX-Registered Trademark- (Interferon beta1a), Biogen's treatment for relapsing forms of multiple sclerosis, in Japan following regulatory approval;

    - a joint venture with BioMarin Pharmaceutical Inc. for the development and commercialization of alpha-L-iduronidase for the treatment of the lysosomal storage disorder known as mucopolysaccharidosis I;

    - a joint venture with Genzyme Transgenics Corporation for the development and commercialization of transgenic antithrombin III, a human protein that Genzyme Transgenics produces in the milk of genetically modified animals;

    - a joint venture with Pharming Group N.V. for the development and commercialization of human alpha-glucosidase for the treatment of Pompe disease;

    - an agreement with Genovo Inc. for the development of gene therapy products for the treatment of lysosomal storage disorders;

    - a relationship with Mount Sinai Medical Center for the development of a therapy for the treatment of Niemann-Pick disease;

    - a joint venture with Diacrin, Inc. to develop and commercialize products and processes using porcine fetal cells for the treatment of Parkinson's disease and Huntington's disease; and

    - an agreement with Dyax Corp. to develop and commercialize the protein EPI-KAL2 for the treatment of chronic inflammatory diseases.

    Genzyme General plans to enter into additional alliances in the future. The success of these arrangements are largely dependent on the efforts and skills of Genzyme General's partners. Genzyme General cannot guarantee that:

    - these agreements will not be terminated;

    - its strategic partners will devote significant resources to the collaborations; or

    - any of these alliances will result in the successful development or commercialization of any products.

OUR OPTION TO PURCHASE LIMITED PARTNERSHIP INTERESTS COULD DILUTE THE RIGHTS OF HOLDERS OF GENZ STOCK.

    We organized Genzyme Development Partners, L.P., a special purpose research and development entity, in 1989 and transferred to it technology and commercial rights to our hyaluronic acid-based products designed to prevent the occurrence and severity of post-operative adhesions. These products, which we refer to as the Sepra products, are now allocated to Genzyme Surgical Products. We have an option to purchase the limited partnership interests in the partnership. If we exercise this option, we may have to issue shares of GENZ Stock or make substantial cash payments or both. If we make payments in GENZ Stock, the rights of holders of GENZ Stock could be diluted and the market price of that stock may fall. If we make cash payments, our cash resources would diminish.

                  RISKS RELATED TO GENZYME MOLECULAR ONCOLOGY

    The following risks and uncertainties may adversely affect the business of Genzyme Molecular Oncology. Accordingly, you should consider these risks before investing in GZMO Stock or any securities which may be exchanged for, exercised for or converted into GZMO Stock.

THE SAGE-TM- GENE EXPRESSION TECHNOLOGY GENERATES ONLY MODEST REVENUES AND IT IS UNCERTAIN WHETHER GENZYME MOLECULAR ONCOLOGY WILL BE ABLE TO DEVELOP AND COMMERCIALIZE OTHER MARKETABLE PRODUCTS AND SERVICES.

    We do not expect Genzyme Molecular Oncology's products and services to generate significant revenue for several years. Services based on the SAGE-TM-gene expression technology represent its only product or service that is not at an early stage of development. To date, these services have generated only modest revenue, and we compete with several companies in the genomics market. Before commercializing any other products and services, Genzyme Molecular Oncology will need to conduct substantial research and development, including, in some cases, the replication of pre-clinical studies performed by its collaborators, undertake preclinical and clinical testing and pursue regulatory approvals. We cannot guarantee that these efforts will be successful. Clinical trials, for example, may not support the safety or effectiveness of a particular product or service. Currently, Genzyme Molecular Oncology's gene therapy products for melanoma are its only therapeutic products in clinical development. Genzyme Molecular Oncology may encounter problems in these or other clinical trials that lead to delay or suspension of the trials.

GENZYME MOLECULAR ONCOLOGY ANTICIPATES FUTURE LOSSES AND MAY NEVER BECOME PROFITABLE.

    We expect Genzyme Molecular Oncology to have significant operating losses for the next several years. Genzyme Molecular Oncology plans to spend substantial amounts of money on, among other things:

    - commercialization of the SAGE-TM- technology;

    - research and development;

    - preclinical and clinical testing; and

    - pursuing regulatory approvals.

    We cannot guarantee that the efforts underlying these expenditures will be successful or that Genzyme Molecular Oncology's operations will ever be profitable. It may be years before the division generates any revenue from sales of products or services other than those based on the SAGE-TM- technology.

IF GENZYME MOLECULAR ONCOLOGY FAILS TO OBTAIN THE CAPITAL NECESSARY TO FUND ITS OPERATIONS, IT WILL BE UNABLE TO FUND DEVELOPMENT PROGRAMS AND COMPLETE CLINICAL TRIALS.

    We anticipate that Genzyme Molecular Oncology's current cash resources, together with amounts available under a line of credit from Genzyme General and revenues generated from the SAGE-TM- technology, license agreements and committed research funding from collaborators, will be sufficient to fund its operations through 2000. However, Genzyme Molecular Oncology's cash needs may differ from those planned because of many factors, including:

    - the results of research and development and clinical testing;

    - the achievement of milestones under existing strategic alliances;

    - the ability to establish and maintain additional strategic alliances and licensing arrangements;

    - the enforcement of patent and other intellectual property rights;

    - the development of competitive products and services; and

    - the ability to satisfy regulatory requirements of the FDA and other government authorities.

    Genzyme Molecular Oncology may require significant additional financing to continue operations at anticipated levels. We cannot guarantee that the division will be able to obtain any additional financing or find it on favorable terms. If Genzyme Molecular Oncology has insufficient funds or is unable to raise additional funds, it may delay, reduce or eliminate certain of its programs. Genzyme Molecular Oncology may also have to give rights to third parties to attempt to commercialize technologies or products that it would otherwise commercialize itself.

GENZYME MOLECULAR ONCOLOGY MAY NOT RECEIVE SIGNIFICANT PAYMENTS FROM COLLABORATORS DUE TO UNSUCCESSFUL RESULTS IN EXISTING COLLABORATIONS OR A FAILURE TO ENTER INTO FUTURE COLLABORATIONS.

    Genzyme Molecular Oncology's strategy to develop and commercialize certain of its products and services includes entering into various arrangements with both academic collaborators, and corporate partners and licensees. Genzyme Molecular Oncology depends on the success of these parties in performing research, preclinical and clinical testing, and marketing. These arrangements may require Genzyme Molecular Oncology to transfer certain important rights to its corporate partners and licensees. While Genzyme Molecular Oncology believes its collaborators and licensees will want to perform their contractual responsibilities, in some cases the amount and timing of resources that they devote to their collaborations with the division, and the ability to terminate the collaboration, will be controlled by the collaborators. As a result, Genzyme Molecular Oncology cannot guarantee that it will receive revenues or profits from these arrangements, that any of its strategic alliances will continue or not terminate early, or that it will be able to enter into future collaborations.

ADVERSE EVENTS IN THE FIELD OF GENE THERAPY MAY NEGATIVELY AFFECT REGULATORY APPROVAL OR PUBLIC PERCEPTION OF GENZYME MOLECULAR ONCOLOGY'S GENE THERAPY PRODUCTS.

    The recent death of a patient undergoing gene therapy using an adenoviral vector to deliver the therapeutic gene has been widely publicized. This death and any other adverse events in the field of gene therapy that may occur in the future may result in greater governmental regulation and potential regulatory delays relating to the testing or approval of Genzyme Molecular Oncology's gene therapy product candidates. As a result of this death, the U.S. Senate has commenced hearings to determine whether additional legislation is required to protect volunteers and patients who participate in gene therapy clinical trials. Additionally, the Recombinant DNA Advisory Committee, which acts as an advisory body to the National Institutes of Health (NIH), has extensively discussed the use of adenoviral vectors in gene therapy clinical trials and intends to issue a report in March 2000 on the adverse events reported by investigators using adenoviral vectors. Any increased scrutiny could delay or increase the costs of Genzyme Molecular Oncology's product development efforts or clinical trials.

    The commercial success of any gene therapy products developed by Genzyme Molecular Oncology will depend in part on public acceptance of the use of gene therapies for the prevention or treatment of human diseases. Public attitudes may be influenced by claims that gene therapy is unsafe, and gene therapy may not gain the acceptance of the public or the medical community. Negative public reaction to gene therapy could result in greater government regulation and stricter clinical trial oversight and commercial product labeling requirements of gene therapies and could cause a decrease in the demand for any gene therapy product that Genzyme Molecular Oncology may develop.

GENZYME MOLECULAR ONCOLOGY MAY BE REQUIRED TO LICENSE TECHNOLOGY FROM COMPETITORS IN ORDER TO DEVELOP AND COMMERCIALIZE SOME ITS PRODUCTS AND SERVICES, AND IT IS UNCERTAIN WHETHER THESE LICENSES WILL BE AVAILABLE.

    Third party patent rights and pending patent applications filed by third parties, if issued, may cover some of the products Genzyme Molecular Oncology is developing or testing. As a result, Genzyme Molecular Oncology may be required to obtain licenses from the holders of these patents in order to use or sell certain products and services. We cannot guarantee that these licenses will be available on acceptable terms. If these licenses are not available, Genzyme Molecular Oncology's ability to commercialize its products and services may be impaired.

    In its immunotherapy program, Genzyme Molecular Oncology is in the process of evaluating the therapeutic administration of genes that encode specific tumor antigens and antigenic peptide products, including MART-1 and gp100. Genzyme Molecular Oncology knows of two issued U.S. patents directed to the gene which encodes MART-1. While Genzyme Molecular Oncology has obtained rights under one of these patents, it is still in the process of evaluating the scope and validity of the other. Genzyme Molecular Oncology is also evaluating an issued U.S. patent covering the gene that encodes gp100 and three published Patent Cooperation Treaty applications by three different applicants which may cover antigens derived from gp100. Genzyme Molecular Oncology is in the process of evaluating the scope and validity of these patents and patent applications to determine whether it needs to obtain licenses.

                   RISKS RELATED TO GENZYME SURGICAL PRODUCTS

    The following risks and uncertainties may adversely affect the business of Genzyme Surgical Products. Accordingly, you should consider these risks before investing in GZSP Stock or any securities which may be exchanged for, exercised for or converted into GZSP Stock.

GENZYME SURGICAL PRODUCTS ANTICIPATES FUTURE LOSSES AND MAY NEVER BECOME PROFITABLE.

    Genzyme Surgical Products expects to have significant operating losses for the next several years. It plans to spend substantial amounts of money on, among other things:

    - conducting research and development activities;

    - pursuing regulatory approvals;

    - conducting commercialization activities; and

    - providing surgeon education and training.

    We cannot guarantee that the efforts underlying these expenditures will be successful or that Genzyme Surgical Products' operations will ever be profitable. It may be years before the division generates any revenue from sales of products currently under development.

IF GENZYME SURGICAL PRODUCTS FAILS TO OBTAIN CAPITAL NECESSARY TO FUND ITS OPERATIONS, IT WILL BE UNABLE TO FUND DEVELOPMENT PROGRAMS AND COMPLETE CLINICAL TRIALS.

    We anticipate that Genzyme Surgical Products' current cash resources, together with revenues generated from its products and distribution agreements, will be sufficient to fund its operations through 2001. However, its cash needs may differ from those planned because of many factors, including:

    - the ability to become profitable;

    - the results of research and development efforts;

    - the ability to establish strategic alliances and licensing arrangements for research and development programs;

    - the achievement of milestones under strategic alliances;

    - the ability to establish and maintain additional distribution arrangements;

    - the enforcement of patent and other intellectual property rights;

    - market acceptance of novel approaches and therapies;

    - the development of competitive products; and

    - the ability to satisfy regulatory requirements of the FDA and other government authorities.

    Genzyme Surgical Products may require significant additional financing to continue operations at anticipated levels. We cannot guarantee that it will be able to obtain additional financing or find it on favorable terms. If the division has insufficient funds or is unable to raise additional funds, it may delay, reduce or eliminate certain of its programs. It may also have to give rights to third parties to attempt to commercialize technologies or products that it would otherwise commercialize itself.

IF GENZYME SURGICAL PRODUCTS EXERCISES AN OPTION TO PURCHASE INTERESTS IN GENZYME DEVELOPMENT PARTNERS, ITS CASH RESOURCES MAY DIMINISH AND THE RIGHTS OF ITS STOCKHOLDERS MAY BE DILUTED.

    In 1989, we organized Genzyme Development Partners, L.P., a special purpose research and development entity, and transferred to it technology and commercial rights to the Sepra products. We have an option to purchase the limited partnership interests in the partnership under certain circumstances for approximately $26 million plus continuing royalties based on certain sales of the Sepra products. We have allocated the purchase option to Genzyme Surgical Products. The option's exercise price is payable in cash, shares of GENZ Stock or a combination of the two, as determined by Genzyme Surgical Products when it exercises the option.

    If Genzyme Surgical Products exercises this option, it will have to make substantial cash payments or compensate Genzyme General with shares of GZSP Stock for the GENZ Stock used, or both. If the division makes cash payments, its cash resources would diminish. If it makes the payment in whole or in part in shares of GENZ Stock, then our board of directors would need to approve the issuance of GENZ Stock in return for Genzyme General receiving a number of GZSP designated shares with a fair market value equal to the fair market value of the shares of GENZ Stock. Those GZSP designated shares would be shares of GZSP Stock that our board would have the option to issue from time to time with all proceeds allocable to Genzyme General. Beginning on June 30, 2000, and on every June 30(th) thereafter, we will have to distribute substantially all the GZSP designated shares if the number of those shares exceeds 10% of the number of shares of GZSP Stock then outstanding. See "DESCRIPTION OF GENZYME COMMON STOCK--GZSP Designated Shares, GZMO Designated Shares and GZTR Designated Shares."

    We cannot guarantee that our board would authorize the issuance of shares of GENZ Stock for payment of the option exercise price and the creation of any GZSP designated shares. If our board creates and subsequently distributes or otherwise disposes of any GZSP designated shares, this would substantially dilute the rights of the holders of GZSP Stock and could significantly affect the market price of GZSP Stock.

    If Genzyme Surgical Products does not exercise the option, the partnership would have the right to sell or otherwise transfer to a third party a license to background technology that we granted to it. A sale or transfer of this technology may terminate our joint venture with the partnership to manufacture and sell the Sepra products in the U.S. and Canada. In addition, failure to exercise the option would cause the joint venture to become terminable upon 90 days' prior notice by either Genzyme or Genzyme Development Partners.

GENZYME SURGICAL PRODUCTS IS DEVOTING SIGNIFICANT RESOURCES TO DEVELOPING NOVEL ALTERNATIVE PRODUCTS AND TREATMENTS THAT MAY NOT BE COMMERCIALLY SUCCESSFUL.

    Genzyme Surgical Products is devoting a significant amount of money to developing products that will represent alternatives to traditional surgical procedures or treatments. These products will likely require several years of aggressive and costly marketing before they might become widely accepted by the surgical community. Genzyme Surgical Products is developing products that are designed to enable surgeons to perform minimally invasive cardiovascular surgery. The medical conditions that can be treated with minimally invasive cardiovascular surgery are currently being treated with widely accepted surgical procedures such as coronary artery bypass grafting and catheter-based treatments, including balloon angioplasty, atherectomy and coronary stenting. To date, minimally invasive cardiovascular surgery has been performed on a limited basis and its further adoption by the surgical community will partly depend on Genzyme Surgical Products' ability to educate cardiothoracic surgeons about its effectiveness and to facilitate the training of cardiothoracic surgeons in minimally invasive cardiovascular surgery techniques.

    Similarly, until recently surgeons have not used products designed to reduce the incidence and extent of postoperative adhesions. Since 1996, when Seprafilm-TM- bioresorbable membrane was introduced, market acceptance of anti-adhesion products has been slow. To increase sales of the Sepra products, Genzyme Surgical Products has had to educate surgeons and hospital administrators about the problems of, and costs associated with, adhesions and the benefit of preventing adhesions. It has also had to train surgeons on the proper handling and use of these products.

    We cannot guarantee that Genzyme Surgical Products' efforts in educating and training the surgical community will result in the widespread adoption of minimally invasive cardiovascular surgery and anti-adhesion products or that surgeons adopting these procedures and products will use Genzyme Surgical Products' products.

ADVERSE EVENTS IN THE FIELD OF GENE THERAPY MAY NEGATIVELY AFFECT REGULATORY APPROVAL OR PUBLIC PERCEPTION OF GENZYME SURGICAL PRODUCTS' GENE THERAPY PRODUCTS.

    The recent death of a patient undergoing gene therapy using an adenoviral vector to deliver the therapeutic gene has been widely publicized. This death and any other adverse events in the field of gene therapy that may occur in the future may result in greater governmental regulation and potential regulatory delays relating to the testing or approval of Genzyme Surgical Products' gene therapy product candidates. As a result of this death, the United States Senate has commenced hearings to determine whether additional legislation is required to protect volunteers and patients who participate in gene therapy clinical trials. Additionally, the Recombinant DNA Advisory Committee, which acts as an advisory body to the NIH, has extensively discussed the use of adenoviral vectors in gene therapy clinical trials and intends to issue a report in March 2000 on the adverse events reported by investigators using adenoviral vectors. Any increased scrutiny could delay or increase the costs of Genzyme Surgical Products' product development efforts or clinical trials.

    The commercial success of any gene therapy products developed by Genzyme Surgical Products will depend in part on public acceptance of the use of gene therapies for the prevention or treatment of human diseases. Public attitudes may be influenced by claims that gene therapy is unsafe, and gene therapy may not gain the acceptance of the public or the medical community. Negative public reaction to gene therapy could result in greater government regulation and stricter clinical trial oversight and commercial product liability requirements of gene therapy products that Genzyme Surgical Products may develop.

COMPETITION FROM OTHER MEDICAL DEVICE AND TECHNOLOGY COMPANIES COULD HURT GENZYME SURGICAL PRODUCTS' PERFORMANCE.

    The human health care products and services industry is extremely competitive. Major medical device and technology companies compete or may compete with Genzyme Surgical Products. These include such companies as:

    - Atrium Medical Corporation and Sherwood-Davis & Geck, a division of Tyco International, Ltd. in the cardiovascular chest drainage and fluid management market;

    - The Ethicon division of Johnson & Johnson Ltd. and U.S. Surgical Corporation, a division of Tyco in the cardiovascular closure market;

    - CardioThoracic Systems, Inc., Medtronic, Inc., U.S. Surgical, Guidant Corporation, Baxter Healthcare Corporation and Ethicon in the minimally invasive cardiovascular surgery market;

    - Ethicon, Lifecore Biomedical, Inc., Life Medical Sciences, Inc. and Gliatech, Inc. in the anti-adhesion market; and

    - Karl Storz Endoscopy America, Inc., Scanlan International, Inc., Pilling Weck Surgical Instruments and the Codman division of Johnson &
      Johnson Ltd. in the reusable instruments market.

    These competitors may have superior research and development, marketing and production capabilities. Some competitors also may have greater financial resources than Genzyme Surgical Products. The division is likely to incur significant costs developing and marketing new products without any guarantee that it will be commercially successful. The future success of Genzyme Surgical Products will depend on its ability to effectively develop and market its products against those of its competitors.

THE TREND TOWARD CONSOLIDATION IN THE SURGICAL DEVICES INDUSTRY MAY ADVERSELY AFFECT GENZYME SURGICAL PRODUCTS' ABILITY TO MARKET SUCCESSFULLY ITS PRODUCTS TO SOME SIGNIFICANT PURCHASERS.

    The current trend among hospitals and other significant consumers of surgical devices is to combine into larger purchasing groups to increase their purchasing power and thus reduce their purchase price for surgical devices. Partly in response to this development, surgical device manufacturers have been consolidating to be able to offer a more comprehensive product line to these larger purchasing groups. In order to successfully market its products to larger purchasing groups, Genzyme Surgical Products may have to expand its product lines or enter into joint marketing or distribution agreements with other manufacturers of surgical devices. We cannot guarantee that it will be able to employ either of these initiatives or that, when employed, these initiatives will increase the marketability of its products.

GENZYME SURGICAL PRODUCTS MAY NOT RECEIVE SIGNIFICANT PAYMENTS FROM COLLABORATORS DUE TO UNSUCCESSFUL RESULTS IN EXISTING COLLABORATIONS OR A FAILURE TO ENTER INTO FUTURE COLLABORATIONS.

    Genzyme Surgical Products' strategy to develop and commercialize certain of its products, in particular its gene and cell therapies for the treatment of cardiovascular disease, includes entering into various arrangements with both academic collaborators and corporate partners and licensees. The division may depend on the success of these parties in performing research, pre-clinical and clinical testing and marketing. These arrangements may require the division to transfer certain important rights to these collaborators and licensees. While we believe that Genzyme Surgical Products' collaborators and licensees will want to perform their contractual responsibilities, in some cases the amount and timing of resources that they devote to their collaborations with Genzyme Surgical Products, and the ability to terminate the collaboration, will be controlled by the collaborators and licensees. As a result, we cannot guarantee that Genzyme Surgical Products will receive revenues or profits from these arrangements, that any of its strategic alliances will continue or not terminate early, or that it will be able to enter into future collaborations.

                     RISKS RELATED TO GENZYME TISSUE REPAIR

    The following risks and uncertainties may adversely affect the business of Genzyme Tissue Repair. Accordingly, you should consider these risks before investing in GZTR Stock or any securities which may be exchanged for, exercised for or converted into GZTR Stock.

THE COMMERCIAL SUCCESS OF GENZYME TISSUE REPAIR'S LEAD PRODUCT,
CARTICEL-REGISTERED TRADEMARK- CHONDROCYTES, IS UNCERTAIN.

    Carticel-Registered Trademark- chondrocytes are used to treat knee cartilage damage. This service involves a proprietary process for growing autologous (a patient's own) cartilage cells to replace those that are damaged or lost. Revenues from this service accounted for approximately 72% of Genzyme Tissue Repair's revenue during the first nine months of 1999 and 64% of its 1998 revenue. The commercial success of Carticel-Registered Trademark- chondrocytes will depend on many factors including:

    - POSITIVE RESULTS FROM POST-MARKETING STUDIES.

     We have agreed with the FDA to conduct two post-marketing studies to confirm the effectiveness of Carticel-Registered Trademark- chondrocytes. The first study compares clinical outcomes of patients in Genzyme Tissue Repair's registry who did not respond to treatment before being implanted with Carticel-Registered Trademark- chondrocytes. This study will measure outcomes before and after implantation with Carticel-Registered Trademark-chondrocytes. The second study compares the long-term clinical effects of treatment with Carticel-Registered Trademark- chondrocytes to other available treatments. If these studies demonstrate that treatment with Carticel-Registered Trademark- chondrocytes is not superior to the alternatives studied, the FDA may suspend or withdraw its approval of Carticel-Registered Trademark- chondrocytes. If Genzyme Tissue Repair cannot market Carticel-Registered Trademark- chondrocytes in the U.S., its financial results will be negatively impacted.

    - FDA APPROVAL OF RELATED DEVICE

     Genzyme Tissue Repair has developed a device to improve the procedure for implanting Carticel-Registered Trademark- chondrocytes and plans to file for marketing approval with the FDA. Genzyme Tissue Repair believes it will begin marketing this device in 2000. We cannot guarantee that the FDA will approve this device, that this device will improve the procedure for implanting Carticel-Registered Trademark- chondrocytes, or that this device will gain commercial acceptance.

    - THE AVAILABILITY OF THIRD PARTY REIMBURSEMENT.

     Since the FDA approved Carticel-Registered Trademark- chondrocytes, we have seen a substantial increase in the number of third party payers who cover it. Some third party payers, however, do not cover
     Carticel-Registered Trademark- chondrocytes. We cannot guarantee that any third party payers will continue to cover it or that additional third party payers will begin to provide reimbursement.

     Although FDA approval is a crucial factor in insurance plans deciding to cover new treatments, a number of major insurance plans also base such decisions on their own or third party evaluations of such treatments. One independent association that conducts such evaluations is the Blue Cross Blue Shield Association. The Blue Cross Blue Shield Association has determined that its Technology Assessment Committee does not believe that Carticel-Registered Trademark- chondrocytes meets all of its published criteria for new treatments. We believe that Carticel-Registered Trademark-chondrocytes does in fact meet all of such criteria and are discussing the evaluation with the Blue Cross Blue Shield Association. While individual Blue Cross Blue Shield plans representing more than 50% of Blue Cross Blue Shield policyholders have provided policy coverage for Carticel-Registered Trademark- chondrocytes without a favorable evaluation by the Blue Cross Blue Shield Association, many Blue Cross Blue Shield plans have delayed approving Carticel-Registered Trademark- chondrocytes from coverage under their policies as a direct result of this unfavorable ruling. Since these remaining plans represent a significant percentage of insured lives in the U.S., this ruling has delayed our access to a substantial portion of the market for Carticel-Registered Trademark-chondrocytes.

    - THE SUCCESS OF COMPETITIVE PRODUCTS.

     The process we use to grow a patient's cartilage cells is not patentable, and we do not yet have significant patent protection covering the other processes used in providing Carticel-Registered Trademark- chondrocytes. Consequently, we cannot prevent a competitor from developing the ability to grow cartilage cells and from offering a product or service that is similar or superior to Carticel-Registered Trademark- chondrocytes. If a competitor were to develop such ability and obtain FDA approval for a competitive product or service, Genzyme Tissue Repair's financial results of operations would be negatively impacted. We are aware of at least two other companies that are growing autologous cartilage cells for cartilage repair in the European market. Also, several pharmaceutical and biotechnology companies are developing alternative treatments for knee cartilage damage. One or more of these companies may develop products or services superior to the Carticel-Registered Trademark- chondrocytes.

    - MARKET ACCEPTANCE BY ORTHOPEDIC SURGEONS.

     We are marketing Carticel-Registered Trademark- chondrocytes to orthopedic surgeons. We cannot guarantee that we will train enough surgeons who incorporate it into their practice to make it commercially successful.

GENZYME TISSUE REPAIR ANTICIPATES FUTURE LOSSES AND MAY NEVER BECOME PROFITABLE.

    We expect Genzyme Tissue Repair to have significant operating losses at least through 2000 as it continues to commercialize
Carticel-Registered Trademark- chondrocytes and to conduct research and development and clinical programs. We cannot guarantee that Genzyme Tissue Repair's operations will ever be profitable.

IF GENZYME TISSUE REPAIR FAILS TO OBTAIN CAPITAL NECESSARY TO FUND ITS OPERATIONS, IT WILL BE UNABLE TO FUND DEVELOPMENT PROGRAMS AND COMPLETE CLINICAL TRIALS.

    We anticipate that Genzyme Tissue Repair's current cash resources, together with amounts available under an equity line of credit from Genzyme General, will be sufficient to fund Genzyme Tissue Repair's operations through the end of 2000.

    In 1999, Genzyme Tissue Repair received $25 million in cash from Genzyme General in connection with the transfer to Genzyme General of Genzyme Tissue Repair's interest in our joint venture with Diacrin, Inc. Of this amount, $20 million is subject to the successful achievement of product development milestones by the joint venture. Genzyme Tissue Repair may repay any amounts due to Genzyme General in cash, GZTR designated shares, or combination of both, at its option. These GZTR designated shares would be shares of GZTR Stock that our board would have the option to issue from time to time with all proceeds allocable to Genzyme General. If these milestones are not achieved, and Genzyme Tissue Repair elects to repay Genzyme General in cash, its cash reserves will be substantially diminished or depleted in their entirety. If Genzyme Tissue Repair elects to repay Genzyme General in shares of GZTR designated shares, this would substantially dilute the rights of the holders of GZTR Stock and could significantly affect the market price of GZTR Stock.

    Genzyme Tissue Repair's cash needs may differ from those planned as a result of various factors, including the:

    - ability to satisfy regulatory requirements of the FDA and other government agencies;

    - results of research and development and clinical testing;

    - enforcement of patent and other intellectual property rights; and

    - development of competitive products and services.

    Genzyme Tissue Repair will require substantial additional funds in order to continue operations at current levels beyond 2000. We cannot guarantee that Genzyme Tissue Repair will be able to obtain any additional financing or find it on favorable terms. If Genzyme Tissue Repair has insufficient funds or is unable to raise additional funds, it may be required to delay, scale back or eliminate certain of its programs. Genzyme Tissue Repair may also have to give rights to third parties to commercialize technologies or products that it would otherwise commercialize itself.

GENZYME TISSUE REPAIR'S RESULTS FLUCTUATE QUARTERLY AND THIS COULD HAVE AN ADVERSE EFFECT ON ITS OPERATIONS.

    We expect that the revenues from the sale of the Carticel-Registered Trademark- chondrocytes will fluctuate based on Genzyme Tissue Repair's success in penetrating the market, the availability of competitive procedures and the availability of third party reimbursement. We cannot predict the timing or magnitude of these fluctuations. Furthermore, we expect that revenues from Carticel-Registered Trademark- chondrocytes will be lower in the summer months because fewer operations are typically performed during those months.

    We also expect that revenues from the sale of Epicel-TM- skin grafts will continue to fluctuate from quarter to quarter. This fluctuation is a result of several unpredictable factors, including the number and survival rate of severe burn patients who are treated with Epicel-TM- skin grafts.

    Since the Genzyme Tissue Repair must maintain extensive tissue culture facilities and a trained staff for both Carticel-Registered Trademark-chondrocytes and Epicel-TM- skin grafts, a significant portion of its costs are fixed and, therefore, fluctuations in demand can have an adverse effect on its results of operations.

GENZYME TISSUE REPAIR RELIES ON KEY COLLABORATORS TO SUPPORT FURTHER RESEARCH AND DEVELOPMENT OF CARTICEL-REGISTERED TRADEMARK- CHONDROCYTES AND THESE EFFORTS COULD SUFFER IF IT EXPERIENCES PROBLEMS WITH THESE COLLABORATORS.

    Carticel-Registered Trademark- chondrocytes were developed based on the work of a group of Swedish physicians. Genzyme Tissue Repair had consulting agreements with the two leaders of that group. These agreements, however, expired in 1998 and Genzyme Tissue Repair is currently negotiating renewals of these agreements. Pending these negotiations, these physicians are continuing to advise Genzyme Tissue Repair on the commercialization and further development of Carticel-Registered Trademark- chondrocytes.

    We cannot guarantee that the two physicians will sign a new consulting agreement or continue to advise Genzyme Tissue Repair.

    In addition, individuals who are familiar with the know-how underlying Carticel-Registered Trademark- chondrocytes through their association with these physicians may disclose such information to our competitors. Either event could have an adverse effect on Genzyme Tissue Repair's results of operations.

    We have entered into a sponsored research agreement with the University of Gotenburg in Sweden and certain physicians, including the two physicians discussed above. The purpose of the agreement is to conduct additional research on Carticel-Registered Trademark- chondrocytes. The agreement prohibits each member of the research team from disclosing any information relating to Genzyme Tissue Repair or its business that they acquire in connection with their work under the agreement. The agreement also states that all inventions that the members conceive or reduce to practice during the course of the research program will be Genzyme Tissue Repair's property, with royalties payable to the inventing member. We cannot guarantee that these members will honor their obligations under the sponsored research agreement.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements about our:

    - product development activities and projected expenditures;

    - receipt of regulatory approvals;

    - plans for sales and marketing;

    - projected cash needs;

    - financial results; and

    - dividend policy.

These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Therefore, you should consider these forward-looking statements in light of all of the information included or referred to in this prospectus, including that set forth under the heading "Risk Factors."

    Words such as "estimate," "project," "plan," "intend," "expect," "believe," "should," "may" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and the other documents incorporated by reference, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 1998, including any amendments, and our Current Reports on Form 8-K dated June 11, 1999 and June 30, 1999.

    We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events or developments.

                                USE OF PROCEEDS

    Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include the repayment, refinancing, redemption or repurchase of existing indebtedness or capital stock, working capital, capital expenditures, acquisitions of new technologies and businesses and investments. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends on a historical basis for the periods indicated. For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges. "Fixed charges" consist of interest, amortization of debt issuance costs, preferred stock dividends and the component of rental expense believed by management to be representative of the interest factor on those amounts.

                                                                                              NINE MONTHS     NINE MONTHS
                                                 YEARS ENDED DECEMBER 31,                        ENDED           ENDED
                                 ---------------------------------------------------------   SEPTEMBER 30,   SEPTEMBER 30,
                                   1994       1995         1996          1997       1998         1998            1999
                                 --------   --------   -------------   --------   --------   -------------   -------------
Ratio of Earnings to Fixed
  Charges (1)(3)...............    2.6x       3.5x          n/a          2.3x       4.4x          3.8x            3.7x
Ratio of Earnings to Fixed
  Charges and Preferred Stock
  Dividends (2)(3).............    2.6x       3.5x          n/a          2.3x       4.4x          3.8x            3.7x
Coverage Deficiency (3)........    n/a        n/a      $72.3 million     n/a        n/a           n/a             n/a

------------------------

(1) The ratio of earnings to fixed charges is computed by dividing net income
    (loss) before income taxes and extraordinary credits and fixed charges (excluding interest capitalized during the period), by fixed charges.

(2) The ratio of earnings to fixed charges and preferred stock dividends is computed by dividing net income (loss) before income taxes and extraordinary credits and fixed charges (excluding interest capitalized during the period), by fixed charges and preferred stock dividend requirements. The preferred stock dividend requirements represent the pretax earnings which would have been required to cover the dividend requirements on any preferred stock outstanding. We did not have any preferred stock outstanding during the periods presented above and accordingly there were no preferred stock dividend requirements during these periods.

(3) The ratio of earnings to fixed charges is not presented for the year ended December 31, 1996 because fixed charges in 1996 exceeded earnings by $72.3 million due primarily to charges for in-process research and development of $130.6 million.

                         DESCRIPTION OF DEBT SECURITIES

    We will issue the debt securities (the "Debt Securities") offered by this prospectus and any accompanying prospectus supplement under an indenture (the "Indenture") to be entered into between Genzyme and the trustee identified in the applicable prospectus supplement (the "Trustee"). The terms of the Debt Securities will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the Indenture. We have filed a copy of the proposed form of Indenture as an exhibit to the registration statement in which this prospectus is included. Each Indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

    We may offer under this prospectus up to an aggregate principal amount of $500,000,000 in Debt Securities. If Debt Securities are issued at a discount, or in a foreign currency, foreign currency units or composite currency, the principal amount as may be sold for an initial public offering price of up to $500,000,000. Unless otherwise specified in the applicable prospectus supplement, the Debt Securities will represent direct, unsecured obligations of Genzyme and will rank equally with all of our other unsecured indebtedness.

    The following statements relating to the Debt Securities and the Indenture are summaries and do not purport to be complete, and are subject in their entirety to the detailed provisions of the Indenture.

GENERAL

    We may issue the Debt Securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of Debt Securities in a prospectus supplement relating to that series, which we will file with the SEC. To review the terms of a series of Debt Securities, you must refer to both the prospectus supplement for the particular series and to the description of Debt Securities in this prospectus.

    The prospectus supplement will set forth the following terms of the Debt Securities in respect of which this prospectus is delivered:

    - the title of the series;

    - the aggregate principal amount;

    - the issue price or prices, expressed as a percentage of the aggregate principal amount of the Debt Securities;

    - any limit on the aggregate principal amount;

    - the date or dates on which principal is payable;

    - the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;

    - the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

    - the place or places where principal and, if applicable, premium and interest, is payable;

    - the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the Debt Securities;

    - the denominations in which such Debt Securities may be issuable, if other than denominations of $1,000 or any integral multiple of that number;

    - whether the Debt Securities are to be issuable in the form of certificated Debt Securities (as described below) or global Debt Securities (as described below);

    - the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the Debt Securities;

    - the currency of denomination;

    - the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

    - if payments of principal and, if applicable, premium or interest, on the Debt Securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to such payments will be determined;

    - if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which such amounts will be determined;

    - the provisions, if any, relating to any collateral provided for such Debt Securities;

    - any addition to or change in the covenants and/or the acceleration provisions described in this prospectus or in the Indenture;

    - any Events of Default, if not otherwise described in this prospectus under "Events of Default";

    - the terms and conditions for conversion into or exchange for shares of common stock or preferred stock;

    - any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents;

    - the terms and conditions, if any, upon which the Debt Securities shall be subordinated in right of payment to other indebtedness of Genzyme;

    - if applicable, whether the Debt Securities will be defeasible; and

    - any other terms, which may modify or delete any provision of the Indenture insofar as it applies to the series.

    We may issue discount Debt Securities ("Discount Securities") that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of such Debt Securities in accordance to the terms of the Indenture. We may also issue Debt Securities in bearer form, with or without coupons. If we issue Discount Securities or Debt Securities in bearer form, we will describe U.S. federal income tax considerations and other special considerations which apply to these Debt Securities in the applicable prospectus supplement.

    We may issue Debt Securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, general tax considerations, specific terms and other information relating to the Debt Securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

EXCHANGE AND/OR CONVERSION RIGHTS

    We may issue Debt Securities which can be exchanged for or converted into shares of GENZ Stock, GZMO Stock, GZSP Stock, GZTR Stock, other series of common stock or preferred stock. If we do, we will describe the term of exchange or conversion in the prospectus supplement relating to these Debt Securities.

TRANSFER AND EXCHANGE

    We may issue Debt Securities that will be represented by either:

    - "book-entry securities," which means that there will be one or more global securities registered in the name of The Depository Trust Company, as Depository (the "Depository"), or a nominee of the Depository; or

    - "certificated securities," which means that they will be represented by a certificate issued in definitive registered form.

    We will specify in the prospectus supplement applicable to a particular offering whether the Debt Securities offered will be book-entry or certificated securities. Except as set forth under "--Global Debt Securities and Book Entry System" below, book-entry Debt Securities will not be issuable in certificated form.

CERTIFICATED DEBT SECURITIES

    If you hold certificated Debt Securities, you may transfer or exchange such debt securities at the Trustee's office or at the paying agency in accordance with the terms of the Indenture. You will not be charged a service charge for any transfer or exchange of certificated Debt Securities, but may be required to pay an amount sufficient to cover any tax or other governmental charge payable in connection with such transfer or exchange.

    You may effect the transfer of certificated Debt Securities and of the right to receive the principal of, premium, and/or interest, if any, on the certificated Debt Securities only by surrendering the certificate representing the certificated Debt Securities and having us or the Trustee issue a new certificate to the new holder.

GLOBAL DEBT SECURITIES AND BOOK ENTRY SYSTEM

    The Depository has indicated that it would follow the procedures described below to book-entry Debt Securities.

    Beneficial interests in book-entry Debt Securities may be owned only by participants that have accounts with the Depository for the related global Debt Security or persons that hold interests through participants. Upon the issuance of a global Debt Security, the Depository will credit, on its book-entry registration and transfer system, each participants' account with the principal amount of the book-entry Debt Securities represented by such global Debt Security that is beneficially owned by the participant. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of such book-entry Debt Securities. Ownership of book-entry Debt Securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depository for the related global Debt Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in book-entry Debt Securities.

    So long as the Depository for a global Debt Security, or its nominee, is the registered owner of a global Debt Security, the Depository or its nominee will be considered the sole owner or holder of the book-entry Debt Securities represented by the global Debt Security for all purposes under the Indenture. Except as described below, beneficial owners of book-entry Debt Securities will not be entitled to have such securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing the securities and will not be considered the owners or holders of the securities under the Indenture. Accordingly, each person who beneficially

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owns book-entry Debt Securities and desires to exercise its rights as a holder under the Indenture, must rely on the procedures of the Depository for the related global Debt Security. If a person is not a participant, they must rely on the procedures of the participant through which they own their interest, to exercise the rights.

    We understand, however, that under existing industry practice, the Depository will authorize the persons on whose behalf it holds a global Debt Security to exercise certain rights of holders of Debt Securities. Genzyme, the Trustee, and any of their agents, will treat as the holder of a Debt Security the persons specified in a written statement of the Depository with respect to the global Debt Security for purposes of obtaining any consents or directions required to be given by holders of the Debt Securities under the Indenture.

    Payments of principal and, if applicable, premium and interest, on book-entry Debt Securities will be made to the Depository or its nominee, as the case may be, as the registered holder of the related global Debt Security. Genzyme and the Trustee, and any of their agents will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global Debt Security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

    We expect that the Depository, upon receipt of any payment of principal of, premium, if any, or interest, if any, on a global Debt Security, will immediately credit participants' accounts with payments in amounts proportionate to the amounts of book-entry Debt Securities held by each participant as shown on the records of the Depository. We also expect that payments by participants to owners of beneficial interests in book-entry Debt Securities held through the participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of the participants.

    If the Depository is at any time unwilling or unable to continue as Depository or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, we will appoint a successor Depository. If we do not appoint a successor Depository registered as a clearing agency under the Securities Exchange Act of 1934 within 90 days, we will issue certificated Debt Securities in exchange for each global Debt Security. In addition, we may at any time and in our sole discretion determine not to have the book-entry Debt Securities of any series represented by one or more global Debt Securities. If this happens, we will issue certificated Debt Securities in exchange for the global Debt Securities of the effected series. Global Debt Securities will also be exchangeable by the holders for certificated Debt Securities if an Event of Default (see "Events of Default" below) with respect to the book-entry Debt Securities represented by the global Debt Securities has occurred and is continuing. Any certificated Debt Securities issued in exchange for a global Debt Security will be registered in such name or names as the Depository shall instruct the Trustee. We expect that such instructions will be based upon directions received by the Depository from participants.

    We obtained the information in this section concerning the Depository and the Depository's book-entry system from sources we believe to be reliable, but we do not take any responsibility for the accuracy of this information.

NO PROTECTION IN THE EVENT OF CHANGE OF CONTROL

    The Indenture does not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of Debt Securities additional protection in the event of a recapitalization transaction, a change of control of Genzyme or a highly leveraged transaction. If we offer any covenants or provisions of this type with respect to any Debt Securities in the future, we will describe them in the applicable prospectus supplement.

COVENANTS

    Unless otherwise indicated in this prospectus or a prospectus supplement, the Debt Securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants in respect of a series of Debt Securities.

    With respect to any series of senior subordinated Debt Securities, we will agree not to issue debt which is, expressly by its terms, subordinated in right of payment to any other debt of Genzyme and which is not ranked on a parity with, or subordinate and junior in right of payment to, the senior subordinated Debt Securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    We have agreed in the Indenture that we will not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, unless:

    - the person formed by the consolidation or into or with which we are merged or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation organized and existing under the laws of the U.S., any state or the District of Columbia or a corporation or comparable legal entity organized under the laws of a foreign jurisdiction and, if we are not the surviving person, the surviving person has expressly assumed all of our obligations, including the payment of the principal of and, premium, if any, and interest on the Debt Securities and the performance of the other covenants under the Indenture; and

    - immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing under the Indenture.

EVENTS OF DEFAULT

    Unless otherwise specified in the applicable prospectus supplement, the following events will be Events of Default under the Indenture with respect to Debt Securities of any series:

    - we fail to pay any principal of, or premium, if any, when it becomes due;

    - we fail to pay any interest within 30 days after it becomes due;

    - we fail to observe or perform any other covenant in the Debt Securities or the Indenture for 60 days after written notice specifying the failure from the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of that series;

    - we are in default under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of indebtedness under which we or any significant subsidiaries then has more than $25 million in outstanding indebtedness, individually or in the aggregate, and either (a) the indebtedness is already due and payable in full or (b) the default or defaults have resulted in the acceleration of the maturity of such indebtedness;

    - any final judgment or judgments which can no longer be appealed for the payment of more than $25 million in money (not covered by insurance) is rendered against us or any of our significant subsidiaries and has not been discharged for any period of 60 consecutive days during which a stay of enforcement is not in effect; and

    - certain events occur involving bankruptcy, insolvency or reorganization of Genzyme or any of our significant subsidiaries.

    The Trustee may withhold notice to the holders of the Debt Securities of any series of any default, except in payment of principal or premium, if any, or interest on the Debt Securities of a series, if the Trustee considers it to be in the best interest of the holders of the Debt Securities of that series to do so.

    If an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization) occurs, and is continuing, then the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of any series may accelerate the maturity of the Debt Securities. If this happens, the entire principal amount, plus the premium, if any, of all the outstanding Debt Securities of the affected series plus accrued interest to the date of acceleration will be immediately due and payable. At any time after the acceleration, but before a judgment or decree based on such acceleration is obtained by the Trustee, the holders of a majority in aggregate principal amount of outstanding Debt Securities of such series may rescind and annul such acceleration if:

    - all Events of Default (other than nonpayment of accelerated principal, premium or interest) have been cured or waived;

    - all overdue interest and overdue principal has been paid; and

    - the rescission would not conflict with any judgment or decree.

In addition, if the acceleration occurs at any time when Genzyme has outstanding indebtedness which is senior to the Debt Securities, the payment of the principal amount of outstanding Debt Securities may be subordinated in right of payment to the prior payment of any amounts due under the senior indebtedness, in which case the holders of Debt Securities will be entitled to payment under the terms prescribed in the instruments evidencing the senior indebtedness and the Indenture.

    If an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization occurs, the principal, premium and interest amount with respect to all of the Debt Securities of any series will be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Debt Securities of that series.

    The holders of a majority in principal amount of the outstanding Debt Securities of a series will have the right to waive any existing default or compliance with any provision of the Indenture or the Debt Securities of that series and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

    No holder of any Debt Security of a series will have any right to institute any proceeding with respect to the Indenture or for any remedy under the Indenture, unless:

    - the holder gives to the Trustee written notice of a continuing Event of Default;

    - the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of the affected series make a written request and offer reasonable indemnity to the Trustee to institute a proceeding as trustee;

    - the Trustee fails to institute a proceeding within 60 days of such request; and

    - the holders of a majority in aggregate principal amount of the outstanding Debt Securities of the affected series do not give the Trustee a direction inconsistent with such request during such 60-day period.

    However, these limitations do not apply to a suit instituted for payment on Debt Securities of any series on or after the due dates expressed in the Debt Securities.

MODIFICATION AND WAIVER

    From time to time, we and the Trustee may, without the consent of holders of the Debt Securities of one or more series, amend the Indenture or the Debt Securities of one or more series, or supplement the Indenture, for certain specified purposes, including:

    - to provide that the surviving entity following a change of control of Genzyme permitted under the Indenture will assume all of our obligations under the Indenture and Debt Securities;

    - to provide for uncertificated Debt Securities in addition to certificated Debt Securities;

    - to comply with any requirements of the SEC under the Trust Indenture Act of 1939;

    - to cure any ambiguity, defect or inconsistency, or make any other change that does not materially and adversely affect the rights of any holder;

    - to issue and establish the form and terms and conditions; and

    - to appoint a successor Trustee under the Indenture with respect to one or more series.

    From time to time we and the trustee may, with the consent of holders of at least a majority in principal amount of the outstanding Debt Securities, amend or supplement the indenture or the Debt Securities, or waive compliance in a particular instance by us with any provision of the indenture or the Debt Securities. However, we may not, without the consent of each holder affected by such action, modify or supplement the indenture or the Debt Securities or waive compliance with any provision of the indenture or the Debt Securities in order to:

    - reduce the amount of Debt Securities whose holders must consent to an amendment, supplement, or waiver to the Indenture or such Debt Security;

    - reduce the rate of or change the time for payment of interest;

    - reduce the principal of or premium on or change the stated maturity;

    - make any Debt Security payable in money other than that stated in the Debt Security;

    - change the amount or time of any payment required or reduce the premium payable upon any redemption, or change the time before which no such redemption may be made;

    - waive a default on the payment of the principal of, interest on, or redemption payment; or

    - take any other action otherwise prohibited by the Indenture to be taken without the consent of each holder affected by the action.

DEFEASANCE OF DEBT SECURITIES AND CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

    The Indenture permits us, at any time, to elect to discharge our obligations with respect to one or more series of Debt Securities by following certain procedures described in the Indenture. These procedures will allow us either:

    - to defease and be discharged from any and all of our obligations with respect to any Debt Securities except for the following obligations (which discharge is referred to as "legal defeasance"):

       (1) to register the transfer or exchange of such Debt Securities;

       (2) to replace temporary or mutilated, destroyed, lost or stolen Debt Securities;

       (3) to compensate and indemnify the Trustee; or

       (4) to maintain an office or agency in respect of the Debt Securities and to hold monies for payment in trust; or

    - to be released from our obligations with respect to the Debt Securities under certain covenants contained in the Indenture, as well as any additional covenants which may be contained in the applicable supplemental indenture (which release is referred to as "covenant defeasance").

    In order to exercise either defeasance option, we must deposit with the Trustee or other qualifying trustee, in trust for that purpose:

    - money;

    - U.S. Government Obligations (as described below) or Foreign Government Obligations (as described below) which through the scheduled payment of principal and interest in accordance with their terms will provide money; or

    - a combination of money and/or U.S. Government Obligations and/or Foreign Government Obligations sufficient in the written opinion of a nationally-recognized firm of independent accountants to provide money;

which in each case specified above, provides a sufficient amount to pay the principal of, premium, if any, and interest, if any, on the Debt Securities of a series, on the scheduled due dates or on a selected date of redemption in accordance with the terms of the Indenture.

    In addition, defeasance may be effected only if, among other things:

    - in the case of either legal or covenant defeasance, we deliver to the Trustee an opinion of counsel, as specified in the Indenture, stating that as a result of the defeasance neither the trust nor the Trustee will be required to register as an investment company under the Investment Company Act of 1940;

    - in the case of legal defeasance, we deliver to the Trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that, or there has been a change in any applicable federal income tax law with the effect that (and the opinion shall confirm that), the holders of outstanding Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes solely as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner, including as a result of prepayment, and at the same times as would have been the case if legal defeasance had not occurred;

    - in the case of covenant defeasance, we deliver to the Trustee an opinion of counsel to the effect that the holders of the outstanding Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if covenant defeasance had not occurred; and

    - certain other conditions described in the Indenture are satisfied.

    If we fail to comply with our remaining obligations under the Indenture and applicable supplemental indenture after a covenant defeasance of the Indenture and applicable supplemental indenture, and the Debt Securities are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and/or U.S. Government Obligations and/or Foreign Government Obligations on deposit with the Trustee could be insufficient to pay amounts due under the Debt Securities of the affected series at the time of acceleration. We will, however, remain liable in respect of these payments.

    The term "U.S. Government Obligations" as used in the above discussion means securities which are direct obligations of or non-callable obligations guaranteed by the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

    The term "Foreign Government Obligations" as used in the above discussion means, with respect to Debt Securities of any series that are denominated in a currency other than U.S. dollars (1) direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged or (2) obligations of a person controlled or supervised by or acting as an agent or instrumentality of such government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which in either case under clauses (1) or (2), are not callable or redeemable at the option of the issuer.

REGARDING THE TRUSTEE

    We will identify the Trustee with respect to any series of Debt Securities in the prospectus supplement relating to the applicable Debt Securities. You should note that if the Trustee becomes a creditor of the Company, the Indenture and the Trust Indenture Act of 1939 limit the rights of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The Trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. If, however, the Trustee, acquires any "conflicting interest" within the meaning of the Trust Indenture Act of 1939, it must eliminate such conflict or resign.

    The holders of a majority in principal amount of the then outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. If an Event of Default occurs and is continuing, the Trustee, in the exercise of its rights and powers, must use the degree of care and skill of a prudent person in the conduct of his or her own affairs. Subject to that provision, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Debt Securities, unless they have offered to the Trustee reasonable indemnity or security.

                         DESCRIPTION OF PREFERRED STOCK

    We currently have authorized 6,600,000 shares of undesignated preferred stock, none of which were issued and outstanding as of the date of this prospectus. Under Massachusetts law and our charter, our board is authorized, without stockholder approval to issue shares of preferred stock from time to time in one or more series.

    Subject to limitations prescribed by Massachusetts law and our charter and by-laws, the board can determine the number of shares constituting each series of preferred stock and the designation, preferences, voting powers, qualifications, and special or relative rights or privileges of that series. These may include such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution of the board or an authorized committee of the board.

    Our board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of these shares might believe to be in their best interests or in which holders of some, or a majority, of these shares might receive a premium for their shares over the then-market price of the shares.

    If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. This description will include:

    - the title and stated value;

    - the number of shares offered, the liquidation preference per share and the purchase price;

    - the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

    - whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

    - the procedures for any auction and remarketing, if any;

    - the provisions for a sinking fund, if any;

    - the provisions for redemption, if applicable;

    - any listing of the preferred stock on any securities exchange or market;

    - whether the preferred stock will be convertible into any series of Genzyme common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

    - whether the preferred stock will be exchangeable into Debt Securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;

    - voting rights, if any, of the preferred stock;

    - whether interests in the preferred stock will be represented by depositary shares;

    - a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

    - the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the company;

    - any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of Genzyme; and

    - any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

    The preferred stock offered by this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

    Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Genzyme, rank as follows:

    - senior to all classes or series of Genzyme common stock, and to all equity securities issued by Genzyme the terms of which specifically provide that they rank junior to the preferred stock with respect to those rights;

    - on a parity with all equity securities issued by Genzyme that do not rank senior or junior to the preferred stock with respect to those rights; and

    - junior to all equity securities issued by Genzyme the terms of which do not specifically provide that they rank on a parity with or junior to the preferred stock with respect to these rights (including any entity with which Genzyme may be merged or consolidated or to which all or substantially all the assets of Genzyme may be transferred or which transfers all or substantially all of the assets of Genzyme).

    As used for these purposes, the term "equity securities" does not include convertible debt securities.

                      DESCRIPTION OF GENZYME COMMON STOCK

AUTHORIZED COMMON STOCK

    We are authorized to issue 390,000,000 shares of common stock of which:

    - 200,000,000 shares have been designated GENZ Stock;

    - 40,000,000 shares have been designated GZMO Stock;

    - 60,000,000 shares have been designated GZSP Stock;

    - 40,000,000 shares have been designated GZTR Stock; and

    - 50,000,000 remain undesignated as to series.

    Under Massachusetts law and our charter, our board is authorized to issue undesignated shares of common stock from time to time in one or more series. Subject to limitations prescribed by Massachusetts law and our charter and by-laws, the board may determine the number of shares constituting each series of common stock and the designation, preferences, voting powers, qualifications, and special or relative rights or privileges of that series. These may include provisions concerning dividends, dissolution or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution of the board or an authorized committee of the board.

    If we offer a specific series of newly designated common stock under this prospectus, we will describe the terms of the common stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the common stock with the SEC. This description will describe:

    - the title and stated value;

    - the number of shares offered and the purchase price;

    - the dividend rights;

    - any listing of the common stock on any securities exchange or market;

    - any conversion or exchange provisions;

    - voting rights

    - liquidation rights; and

    - other specific terms, preferences, rights, limitations or restrictions of the common stock.

    We may also issue shares of GENZ Stock, GZMO Stock, GZSP Stock and GZTR Stock. Below is a summary of the current terms of Genzyme common stock. For a more complete understanding of the terms of our capital stock you should read our charter and by-laws, which are incorporated by reference in this document. See "Where You Can Find More Information" on page 55.

    The common stock offered by this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

    In this description of Genzyme's common stock, the "fair market value" of any series of common stock means the average per share closing price for the 20 consecutive trading days beginning the 30(th) trading day before the shares are valued.

DIVIDENDS

    We have never paid cash dividends on our stock. Currently, we intend to retain our earnings to finance future growth. Accordingly, we do not expect to pay any cash dividends on our common stock in the near future.

    We can declare and pay dividends on a series of our common stock only in amounts permitted by our charter, and only if we have funds legally available. Under Massachusetts law, we can pay a dividend if we are solvent, would remain solvent after paying the dividend, and the payment would not violate our charter. Subject to these limitations and the preferences of any outstanding shares of preferred stock, our board may, in its sole discretion, declare and pay dividends exclusively on any series of our common stock in equal or unequal amounts.

    Our charter sets the amount available for dividends on a division's tracking stock. The amount available is the excess of the greater of either:

    - the fair value of the net assets allocated to the division; or

    - the equity amount initially allocated to the division as adjusted to reflect:

     --  the division's net income or loss;

     -- any dividends or other distributions, including by reclassification or exchange, declared or paid on shares of the division's capital stock, excluding those paid in shares of the division's own capital stock;

     --  repurchases or issuances of capital stock attributed to the division;
         and

     -- any other adjustments made to stockholders' equity of the division consistent with GAAP;

over the sum of

    - the total par value of all outstanding shares of the division's capital stock; and

    - unless our charter permits otherwise, the total amount of preferential payments that would be due to the division's preferred stockholders, if any, upon our dissolution less that preferred stock's aggregate par value and any amount needed by the division to pay its debts as they become due.

    If that available dividend amount is less than would be otherwise available under Massachusetts law, assuming that the division were a separate corporation, then the greater amount permitted by law will be the available dividend amount.

EXCHANGE OF GZMO STOCK, GZSP STOCK AND GZTR STOCK

    We may exchange GZMO Stock, GZSP Stock or GZTR Stock for any combination of cash and/or GENZ Stock upon the terms described below.

OPTIONAL EXCHANGE

    Under our charter, the board may, at any time, exchange all outstanding shares of GZMO Stock, GZSP Stock or GZTR Stock for any combination of cash and/or GENZ Stock with a fair market value of 130% of the fair market value of the series to be exchanged. We will determine the fair market value of the series on the day we first publicly announce the exchange.

    The optional exchange provision allows us to redeem all outstanding shares of GZMO Stock, GZSP Stock and/or GZTR Stock and leave outstanding one, two or three series of Genzyme common stock that would, after the exchange, collectively represent the entire equity interest in all of our businesses. We could exercise the optional exchange at any future time if our board determines that considering current facts and circumstances, an equity structure consisting of four series of common stock is no longer in the best interests of all of our stockholders. We may make an exchange, however, at a time that is disadvantageous to the holders of a particular series of our common stock. The board's right to exchange at any time all outstanding shares of GZMO Stock, GZSP Stock or GZTR Stock for any combination of cash and/or GENZ Stock with a fair market value 30% greater than the fair market value of the stock being exchanged does not prevent the board from offering to exchange the shares on other terms. Although the holders of the shares to be exchanged would have to approve any alternative offer, we could make the offer on terms less favorable than those provided in our charter. See the risk factor entitled "Our board of directors may take actions that, while in the best interests of Genzyme as a whole, have an unequal and adverse effect on the holders of one or more series of our tracking stock" on page 10 of this prospectus.

    If at any time we receive an opinion of tax counsel that an "adverse tax event" has occurred due to a "tax law change," we may exchange the GZSP Stock for GENZ Stock, and not for cash, at its fair market value. This means that the holders of the GZSP Stock will not receive any premium in the exchange.

    The phrase "adverse tax event" means an event making it more likely than not, for U.S. federal income tax purposes, that:

    - Genzyme or its stockholders are, or will be in the future, taxed upon issuance of shares of GZSP Stock; or

    - GZSP Stock is not, or will not be in the future, treated solely as Genzyme common stock.

    When tax counsel renders this opinion, it will assume that any legislative or administrative proposals will be adopted or enacted as proposed.

    The phrase "tax law change" means either:

    - any enactment of or change in federal, state or other tax laws or regulations, including any proposed changes announced by a legislative committee or administrative agency; or

    - any official or administrative pronouncement, action or judicial decision interpreting or applying the tax laws or regulations.

MANDATORY EXCHANGE

    If we transfer to a third party in one or more related transactions all or substantially all of the properties and assets allocated to Genzyme Molecular Oncology, Genzyme Surgical Products, or Genzyme Tissue Repair, we must exchange each outstanding share of GZMO Stock, GZSP Stock or GZTR Stock as follows:

IF WE ARE TRANSFERRING                                        THE AMOUNT OF CASH AND/OR GENZ STOCK
ASSETS OF . . .                THEN WE MUST EXCHANGE          GIVEN IN EXCHANGE WOULD EQUAL . . .
-----------------------------  -----------------------------  ------------------------------------
Genzyme Molecular Oncology     each share of GZMO Stock for   a 30% premium over the fair market
                               cash and/or shares of GENZ     value of the GZMO Stock being
                               Stock.                         exchanged.

Genzyme Surgical Products      each share of GZSP Stock for   the fair market value of the GZSP
                               cash and/or shares of GENZ     Stock being exchanged.
                               Stock.

Genzyme Tissue Repair          each share of GZTR Stock for   a 30% premium over the fair market
                               cash and/or shares of GENZ     value of the GZTR Stock being
                               Stock.                         exchanged.

    Fair market value will be determined as of the date the transfer is first publicly announced. This mandatory exchange does not apply, however, where we sell all or substantially all of our assets, or where the transfer is to a wholly-owned subsidiary or any entity formed at our direction to obtain financing for the programs or products of Genzyme Molecular Oncology, Genzyme Surgical Products or Genzyme Tissue Repair, as the case may be.

TERMINATION OF CASH EXCHANGE FEATURE

    If we receive an opinion of tax counsel at any time that, because of a tax law change, our right to exchange GZMO Stock, GZSP Stock or GZTR Stock for cash would cause an adverse tax event, then our board may by majority vote elect to terminate our cash exchange right. If Genzyme's board elects to terminate this right, then the GZMO Stock, GZSP Stock or GZTR Stock, as the case may be, will only be exchangeable for GENZ Stock, and not for cash.

VOTING RIGHTS

    Stockholders of all series of our common stock vote together as one class on all matters that common stockholders generally are entitled to vote, including the election of directors. The following chart shows the number of votes per share each series of common stock is entitled to on those matters, as well as each series' relative voting power based on the number of shares outstanding on December 31, 1999:

                                                     NUMBER OF VOTES PER SHARE   APPROXIMATE PERCENTAGE
SERIES                                               (UNTIL DECEMBER 31, 2000)   OF TOTAL VOTING POWER
------                                               -------------------------   ----------------------
GENZ Stock.........................................            1.00                       87.7%
GZMO Stock.........................................            0.08                        1.1%
GZSP Stock.........................................            0.61                        9.4%
GZTR Stock.........................................            0.06                        1.8%

    You can calculate the percentage of the total voting power held by a series of common stock, at any time, by dividing that series' number of votes per share by the total number of votes per share held by all series. On January 1, 2001 and on January 1st every two years after this date, we will adjust the number of votes per share to which GZMO Stock, GZSP Stock and GZTR Stock are entitled as follows:

Number of votes per share of GZMO Stock    =   fair market value of a share of GZMO Stock
                                               ---------------------------------------
                                               fair market value of a share of GENZ Stock

Number of votes per share of GZSP Stock    =   fair market value of a share of GZSP Stock
                                               ---------------------------------------
                                               fair market value of a share of GENZ Stock

Number of votes per share of GZTR Stock    =   fair market value of a share of GZTR Stock
                                               ---------------------------------------
                                               fair market value of a share of GENZ Stock

    If no shares of GENZ Stock are outstanding on that date, then of the series that are outstanding, the one with the highest fair market value per share becomes the "base" series. That series becomes the denominator in the formula above and has one vote per share. Each other series then has the number of votes per share determined under the above formulas, after replacing GENZ Stock in the denominator with the new base series.

    We will adjust the voting rights of the GZMO Stock, GZSP Stock and the GZTR Stock to avoid dilution of any series' voting rights in the event the outstanding shares of any series are subdivided or combined by stock split, reverse stock split, reclassification or otherwise, or a stock dividend or distribution is issued to stockholders of that series. If shares of only one series are outstanding, or if shares of any series are entitled to vote separately as a class, each share of that series will have one vote.

    While generally all common stockholders vote together as a single class, our charter requires that holders of a series affected by any of the following proposals approve the proposal at a meeting at which both a quorum is present and the votes in favor of the proposal exceed those against it:

    - to allow any proceeds from a disposition of the properties or assets allocated to a division to be used in the business of another division without fair compensation;

    - to allow any properties or assets allocated to a division to be used in the business of another division or to declare or pay any dividend or distribution on any series of common stock not attributed to that division without fair compensation;

    - to issue shares of any series of common stock without allocating the proceeds of the issuance to the division represented by that series except, however, for specifically "designated" shares as described below under the heading "GZMO Designated Shares, GZSP Designated Shares and GZTR Designated Shares";

    - to change the rights or preferences of any series in a manner that affects the series adversely; or

    - to effect any merger or business combination in which (a) stockholders of all series together will no longer own, directly or indirectly, at least fifty percent (50%) of the voting power of the surviving corporation, and
      (b) stockholders of all series will not receive the same form of consideration, distributed among stockholders in proportion to the market capitalization of each series of our common stock as of the date of the first public announcement of the merger or business combination.

    If, however, we receive an opinion of tax counsel at any time that, because of a tax law change, the special voting rights described above for the GZMO Stock, GZSP Stock or GZTR Stock would cause an adverse tax event, then our board may amend our charter to delete the special voting rights of the GZMO Stock, GZSP Stock or GZTR Stock, as the case may be, with the approval of holders of a majority of all series of our outstanding capital stock voting together as a single class.

    Under Massachusetts law, any amendment to our charter that would adversely alter or change the powers, preferences or special rights of any series of common stock, must be approved by a majority of the outstanding shares of each affected series, voting together as a single class. Massachusetts law does not currently provide for any other separate voting rights for a series of common stock. Consequently, because most matters brought to a stockholder vote will require only the approval of a majority of all of our outstanding capital stock entitled to vote and because the GENZ stockholders currently have more than the number of votes required to approve a matter, GENZ stockholders are currently in a position to control the outcome of the vote. See the risk factor entitled "Holders of our tracking stock have limited decision-making power because they have limited separate voting rights" on page 11 of this prospectus.

LIQUIDATION RIGHTS

    If we voluntarily or involuntarily dissolve, liquidate or wind up our affairs, common stockholders will be entitled to receive any net assets remaining for distribution after we have satisfied or made provision for our debts and obligations and for payment to any stockholders with preferential rights to receive distributions of our net assets. We will distribute any remaining assets to common stockholders on a per share basis in proportion to each series' respective per share liquidation units. Common stockholders will have no direct claim against any of our particular assets or those of our subsidiaries. Each series has the following number of liquidation units per share:

                                                                NUMBER OF
SERIES                                                      LIQUIDATION UNITS
------                                                      -----------------
GENZ Stock................................................         100
GZMO Stock................................................          25
GZSP Stock................................................          61
GZTR Stock................................................          58

    We will adjust the liquidation units of the GZMO Stock, the GZSP Stock and the GZTR Stock only to avoid dilution in the aggregate liquidation rights of any series in the event the outstanding shares of any series are subdivided or combined by stock split, reverse stock split, reclassification or otherwise, or a dividend or distribution is given to stockholders of that series. A merger or business combination or a sale of all or substantially all of our assets will not be treated as a liquidation.

    We may not, however, without approval from GENZ stockholders, GZMO stockholders, GZSP stockholders and GZTR stockholders voting as separate series of stock, effect a merger or business combination involving Genzyme that results in:

    - stockholders of all series no longer owning, directly or indirectly, at least 50% of the voting power of the surviving corporation; and

    - stockholders of each series not receiving the same form of consideration distributed among stockholders in proportion to the market capitalization of each series of common stock as of the date of the first public announcement of the merger or business combination.

GZMO DESIGNATED SHARES, GZSP DESIGNATED SHARES AND GZTR DESIGNATED SHARES

    GZMO designated shares, GZSP designated shares or GZTR designated shares are authorized but unissued shares which our board of directors may from time to time issue, sell or otherwise distribute without allocating the proceeds or other benefits of the issuance, sale or distribution to the division tracked by the shares. Until the shares are issued by our board, designated shares are not outstanding shares of stock, may not receive dividends and cannot be voted by us.

GZMO DESIGNATED SHARES

    On September 30, 1999, there were 1,409,992 GZMO designated shares, representing a potential 10.0% equity interest in Genzyme Molecular Oncology. Of these designated shares, 682,316 were reserved for issuance upon conversion of our 5 1/4% convertible subordinated notes and under our directors' deferred compensation plan. The number of GZMO designated shares, from time to time will be:

    - adjusted to reflect subdivisions or combinations by stock split, reverse stock split or otherwise of the GZMO Stock and dividends or distributions of shares of GZMO Stock to GZMO stockholders and other reclassifications of GZMO Stock;

    - decreased by

       -- the number of any designated shares of GZMO Stock that we issue, the proceeds of which are allocated to Genzyme General,

       -- the number of any shares of GZMO Stock issued upon the exercise or conversion of securities convertible into GZMO Stock that are attributed to Genzyme General, and

       -- the number of any shares of GZMO Stock that we issue as a dividend or distribution or by reclassification, exchange or otherwise to GENZ stockholders; and

    - increased by

       -- the number of any outstanding shares of GZMO Stock that we repurchase, the consideration for which is allocated to Genzyme General; or

       -- the number of shares of GZMO Stock equal to the fair value, as determined by our board, of assets or properties allocated to Genzyme General that are reallocated to Genzyme Molecular Oncology excluding reallocations that represent sales at fair value between those divisions divided by the fair market value of one share of GZMO Stock on the date of that reallocation.

    Our charter prohibits us from taking any action that would reduce the number of GZMO designated shares below zero.

GZSP DESIGNATED SHARES

    On September 30, 1999, there were 1,164,839 GZSP designated shares, representing a potential 7.3% equity interest in Genzyme Surgical Products. That number from time to time will be:

    - adjusted to reflect subdivisions or combinations by stock split, reverse stock split or otherwise of the GZSP Stock and dividends or distributions of shares of GZSP Stock to GZSP stockholders and other reclassifications of GZSP Stock;

    - decreased by

       -- the number of any designated shares of GZSP Stock that we issue, the proceeds of which are allocated to Genzyme General,

       -- the number of any shares of GZSP Stock issued upon the exercise or conversion of securities convertible into GZSP Stock that are attributed to Genzyme General, and

       -- the number of any shares of GZSP Stock that we issue as a dividend or distribution or by reclassification, exchange or otherwise to GENZ stockholders; and

    - increased by

       -- the number of any outstanding shares of GZSP Stock that Genzyme repurchases, the consideration for which is allocated to Genzyme General,

       -- the number of shares of GZSP Stock equal to the fair value, as determined by our board, of assets or properties allocated to Genzyme General that are reallocated to Genzyme Surgical Products excluding reallocations that represent sales at fair value between those divisions divided by the fair market value of one share of GZSP Stock as of the date of that reallocation, or

       -- the number of shares of GZSP Stock equal to (i) the aggregate fair market value of any shares of GENZ Stock issued to the limited partners of Genzyme Development Partners in connection with our exercise on behalf of Genzyme Surgical Products of our purchase option to reacquire all of the limited partnership interests of that partnership divided by (ii) the fair market value of one share of GZSP Stock on the date of the exercise.

    Our charter prohibits us from taking any action that would reduce the number of GZSP designated shares below zero.

GZTR DESIGNATED SHARES

    On September 30, 1999, there were 2,260,494 GZTR designated shares, representing a potential 8.1% equity interest in Genzyme Tissue Repair. That number from time to time will be:

    - adjusted as appropriate to reflect subdivisions or combinations by stock split, reverse stock split or otherwise of the GZTR Stock and dividends or distributions of shares of GZTR Stock to GZTR stockholders and other reclassifications of GZTR Stock;

    - decreased by

       -- the number of any designated shares of GZTR Stock that we issue, the proceeds of which are allocated to Genzyme General,

       -- the number of any shares of GZTR Stock issued upon the exercise or conversion of securities convertible into GZTR Stock that are attributed to Genzyme General, and

       -- the number of any shares of GZTR Stock issued as a dividend or distribution or by reclassification, exchange or otherwise to GENZ stockholders; and

    - increased by

       -- the number of any outstanding shares of GZTR Stock that we repurchase, the consideration for which is allocated to Genzyme General; and

       -- the number of shares of GZTR Stock equal to the fair value, as determined by our board, of assets or properties allocated to Genzyme General that are reallocated to Genzyme Tissue Repair excluding reallocations that represent sales at fair value between those divisions, divided by the fair market value of one share of GZTR Stock on the date of the reallocation.

    Our charter prohibits us from taking any action that would reduce the number of GZTR designated shares below zero.

    Whenever we issue or sell additional shares of any series of common stock, we will identify:

    - the number of shares issued and sold for account of a particular division to which they relate, the proceeds of which will be allocated to and reflected in the financial statements of that division, and

    - the number of shares issued and sold from the designated shares of GZMO Stock, GZSP Stock and/or GZTR Stock, which will reduce the number of designated shares, and the proceeds of which may be used for any proper corporate purpose.

    If we repurchase outstanding shares of GZMO Stock, GZSP Stock or GZTR Stock, we will identify the number of shares that are repurchased for consideration that were allocated to Genzyme General and the number of designated shares may increase accordingly.

DETERMINATIONS BY OUR BOARD

    Any determination made by our board in good faith under any of the provisions described above will be final and binding on all stockholders.

"ANTI-TAKEOVER" PROVISIONS

CONTRACTUAL MEASURES

    Our charter and by-laws contain provisions that could discourage potential takeover attempts and prevent stockholders from changing our management. For example, our board is authorized to issue shares of common stock and preferred stock in series, enlarge the board's size and fill any vacancies on the board. Also, stockholders face restrictions on calling a special meeting of stockholders, bringing business before an annual meeting and nominating candidates for election as directors. We also have agreements with some officers containing change of control provisions.

    In addition, we have a stockholder rights plan. Under the plan, each outstanding share of our common stock carries with it a right, currently unexercisable, that if triggered permits the holder to purchase large amounts of our or any successor entity's securities at a discount and/or trade those purchase rights separately from the common stock. The rights are triggered when a person acquires, or makes a tender or exchange offer to acquire, 15% of our common stock's voting power. The plan, however, prohibits the 15%- acquiror, or its affiliates, from exercising these purchase rights. As a result, the acquiror's interest in us is substantially diluted. The rights are described completely in a rights agreement between us and American Stock Transfer & Trust Company as rights agent. The agreement is an exhibit to our Form 8-A/A filed with the SEC on June 11, 1999, and is incorporated in this document by reference.

BUSINESS COMBINATION STATUTE

    The Massachusetts Business Combination statute provides that, if a person acquires 5% or more of the outstanding voting stock of a Massachusetts corporation without the approval of its board of directors that person becomes an interested stockholder and he or she may not engage in business combination transactions with the corporation for three years. There are exceptions to this prohibition, including:

    - if the board of directors approves the acquisition of stock or the transaction before the time that the person became an interested stockholder;

    - if the interested stockholder acquires 90% of the outstanding voting stock of the company, excluding voting stock owned by directors who are also officers and some employee stock plans, in one transaction; or

    - if the transaction is approved by the board and by two-thirds of the outstanding voting stock not owned by the interested stockholder.

    We are subject to the Massachusetts Business Combination statute unless we elect not to be. We have not elected to be exempt and do not currently intend to do so.

CONTROL SHARE ACQUISITION STATUTE

    The Massachusetts Control Share Acquisition statute provides that a person who offers to acquire, or acquires, shares of stock resulting in its controlling at least 20%, 33 1/3% or a majority of the voting power of a corporation, cannot vote those acquired shares unless the acquiror obtains the approval of a majority in interest of the shares held by all stockholders, excluding shares held by the acquiror, officers of the corporation, and directors who are also employees of the corporation. The statute does not require that the acquiror have already purchased the shares before the stockholder vote.

    As permitted under Massachusetts law, we have elected not to be governed by the Massachusetts Control Share Acquisition statute. However, our board could decide at a future date that it is in the best interests of Genzyme and its stockholders that we be governed by the statute. If so, our board may amend our by-laws accordingly. That amendment, however, would apply only to acquisitions that occur after the effective date of the amendment.

REGISTRATION RIGHTS

    The holders of 3,163,032 shares of our capital stock can, if the conditions to exercising the rights are met, require us to register those shares. Notwithstanding these rights, all of those shares, if held by our nonaffiliates, can be sold without restriction under the federal securities law.

TRANSFER AGENT AND REGISTRAR

    American Stock Transfer & Trust Company is the registrar and transfer agent for each series of our common stock. Its telephone number is (212) 936-5100.

                            DESCRIPTION OF WARRANTS

GENERAL

    We may issue warrants to purchase Debt Securities (the "Debt Warrants"), preferred stock (the "Preferred Stock Warrants") or one or more series of Genzyme common stock (the "Common Stock Warrants" and, collectively with the Debt Warrants and the Preferred Stock Warrants, the "Warrants"). Warrants may be issued independently or together with any other securities offered by this prospectus and may be attached to or separate from the other securities. If Warrants are issued, they will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent (the "Warrant Agent"), all of which will be described in the prospectus supplement relating to the Warrants being offered.

DEBT WARRANTS

    We will describe the terms of the Debt Warrants offered in the applicable prospectus supplement, the Warrant Agreement relating to the Debt Warrants and the Debt Warrant certificates representing the Debt Warrants, including the following:

    - the title;

    - the aggregate number offered;

    - their issue price or prices;

    - the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise, and the procedures and conditions relating to exercise;

    - the designation and terms of any related Debt Securities and the number of such Debt Warrants issued with each Debt Security;

    - the date, if any, on and after which the Debt Warrants and the related Debt Securities will be separately transferable;

    - the principal amount of Debt Securities purchasable upon exercise, and the price at which such principal amount of Debt Securities may be purchased upon exercise;

    - the commencement and expiration dates of the right to exercise;

    - the maximum or minimum number which may be exercised at any time;

    - a discussion of the material U.S. federal income tax considerations applicable to exercise; and

    - any other terms, procedures and limitations relating to exercise.

    Debt Warrant certificates will be exchangeable for new Debt Warrant certificates of different denominations, and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable prospectus supplement. Before exercising their Debt

Warrants, holders will not have any of the rights of holders of the securities purchasable upon such exercise and will not be entitled to payments of principal of, or premium, if any, or interest, if any, on the securities purchasable upon such exercise.

OTHER WARRANTS

    The applicable prospectus supplement will describe the following terms of Preferred Stock Warrants or Common Stock Warrants offered under this prospectus:

    - the title;

    - the securities issuable upon exercise;

    - the issue price or prices;

    - the number of such Warrants issued with each share of preferred stock or common stock;

    - any provisions for adjustment of (1) the number or amount of shares of preferred stock or common stock receivable upon exercise of the Warrants or (2) the exercise price;

    - if applicable, the date on and after which the Warrants and the related preferred stock or common stock will be separately transferable;

    - if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the Warrants;

    - any other terms, including terms, procedures and limitations relating to exchange and exercise;

    - the commencement and expiration dates of the right to exercise; and

    - the maximum or minimum number which may be exercised at any time.

EXERCISE OF WARRANTS

    Each Warrant will entitle the holder to purchase for cash such principal amount of Debt Securities or shares of preferred stock or common stock at the applicable exercise price set forth in, or determined as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised Warrants will become void.

    Warrants may be exercised by delivering to the corporation trust office of the Warrant Agent or any other officer indicated in the applicable prospectus supplement (a) the Warrant certificate properly completed and duly executed and
(b) payment of the amount due upon exercise. As soon as practicable following the exercise, we will forward the Debt Securities or shares of preferred stock or common stock purchasable upon the exercise. If less than all of the Warrants represented by a Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining Warrants.

               DESCRIPTION OF MANAGEMENT AND ACCOUNTING POLICIES

OVERVIEW

    Because each of our operating divisions are part of a single company, our board has adopted policies to address issues that may arise among divisions and to govern the management of and the relationships between each division. The issues addressed by the policies include:

    - the financing of each division;

    - competition among the divisions;

    - inter-divisional business transactions;

    - access to technology and know-how;

    - corporate opportunities; and

    - the allocation of debt, corporate overhead, interest, taxes and other charges between the divisions.

    We have summarized below the policies as they relate to our four divisions. We recommend that you read the full text of the policies, which is contained in
Exhibit 99.1 to the registration statement of which this prospectus is a part. With a few exceptions that are noted, our board may modify or rescind the policies, or adopt additional policies, in its sole discretion without approval of the stockholders, subject only to our board's fiduciary duty to our stockholders.

PURPOSE OF GENZYME GENERAL, GENZYME MOLECULAR ONCOLOGY, GENZYME SURGICAL PRODUCTS AND GENZYME TISSUE REPAIR

    The purpose of Genzyme General is to develop and market therapeutic products and diagnostic services and products. The purpose of Genzyme Molecular Oncology is to create a focused, integrated oncology business that will develop and commercialize novel therapeutic and diagnostic products and services based on molecular tools and genomic information. The purpose of Genzyme Surgical Products is to create a business with a comprehensive approach to and portfolio of devices, biomaterials, biotherapeutics and other products for the field of biosurgery. The purpose of Genzyme Tissue Repair is to create a business with a comprehensive approach to the field of tissue repair by developing and commercializing a portfolio of novel products for the treatment and prevention of serious tissue injury (excluding products developed on behalf of Genzyme Development Partners). In addition to the programs initially assigned to each of the divisions, we expect that the product and service portfolio of each division will expand through the addition of complementary programs, products and services developed either internally or externally to the division, including outside of Genzyme. We will operate and manage each of the divisions similarly to Genzyme General except as provided in these policies.

REVENUE ALLOCATION AND RECOGNITION

    We credit revenues received from third parties in connection with a particular division's products and services to that division. When products and services that are normally sold by a division to third parties are used by other divisions, we record interdivisional revenue and interdivisional purchases, which we describe in detail in our policy "Other Interdivisional Transactions."

EXPENSE ALLOCATION

    We charge all direct expenses to the division that has incurred the expenses. Our policy "Other Interdivisional Transactions" addresses expenses other than direct expenses.

ASSET ALLOCATION

    We allocate assets that are exclusively dedicated to the production of goods and services of a particular division to that division. We address the use of production assets by more than one division in our policy "Other Interdivisional Transactions."

TAX ALLOCATIONS

    We allocate income taxes to each division based upon the financial statement income, taxable income, credits and other amounts properly allocable to it under generally accepted accounting principles as if it were a separate taxpayer. As of the end of any fiscal quarter, however, if a division cannot use any projected annual tax benefit attributable to it to offset or reduce its current or deferred income tax expense, we may allocate the tax benefit to the other divisions in proportion to their taxable income without any compensating payment or allocation.

ACQUISITIONS OF PROGRAMS, PRODUCTS OR ASSETS

    If we acquire any programs, products or assets from a third party, we will allocate among our divisions the aggregate cost of the acquisition and the programs, products or assets acquired. In the case of material acquisitions, we will make the allocation in a manner that our board determines to be fair and reasonable to each division and to holders of the common stock representing each division, taking into account matters that our board and its financial advisors, if any, deem relevant. Our policies provide that the determinations by our board will be final and binding on all holders of common stock.

DISPOSITION OF PROGRAMS, PRODUCTS OR ASSETS

    If we dispose of any programs, products or assets that do not consist of all or substantially all of the assets of a division, we will allocate all proceeds to the division to which the program, product or asset had been allocated. If a program, product or asset was allocated to more than one division, we will allocate the proceeds among the divisions based on their interests in the program, product or asset. We will make the allocation in a manner that our board determines to be fair and reasonable to each of the divisions and to holders of the common stock representing each of the divisions, taking into account matters that our board and its financial advisors, if any, deem relevant. Our policies provide that the determinations by our board will be final and binding on all holders of common stock.

INTERDIVISIONAL ASSET TRANSFERS

    Our board may at any time reallocate any program, product or other asset from one division to any other division. We will make reallocations at fair market value, determined by our board, taking into account the following criteria in the case of a program under development:

    - the commercial potential of the program;

    - the phase of clinical development of the program;

    - the expenses associated with realizing any income from the program and the likelihood and timing of the realization; and

    - other matters that our board and its financial advisors, if any, deem relevant.

    One division may pay another division the consideration for a reallocation in cash or other consideration with a value equal to the fair market value of the reallocated assets. In the case of a reallocation of assets from Genzyme General to another division, our board may elect instead to account for the reallocation as an increase in the designated shares representing the division to which the assets are reallocated in accordance with the provisions of our charter.

    These policies regarding transfers of assets between divisions will not be changed by our board without the approval of the holders of the common stock representing each of the divisions voting as a separate class. If, however, the policy change affects one or more, but not all of the divisions, only holders of shares of the affected division(s) will be entitled to vote on the matter.

OTHER INTERDIVISIONAL TRANSACTIONS

    Our divisions may engage in transactions directly with one or more other divisions or jointly with one or more other divisions and one or more third parties. These transactions may include agreements by one division to provide products and services for use by another division, license agreements and joint ventures or other collaborative arrangements involving more than one division to develop new products and services jointly and with third parties. These transactions will be subject to the following conditions:

    - We will charge research and development (including clinical and regulatory support), distribution, sales, marketing, and general and administrative services (including allocated space) performed by one division for another division to the division for which the services are performed on a cost basis. We charge all direct expenses to the division that has incurred the expenses. We will allocate direct labor and indirect costs in reasonable and consistent manners based on the use by a division of relevant services. Divisions performing services for other divisions will not recognize revenue because of the services they have performed.

    - We will charge the manufacturing of goods and services by one division exclusively for another division to the division for which it is performed on a cost basis. We will include in manufacturing costs an interest charge on the gross fixed assets used in the manufacturing process. We will determine gross fixed assets for the facility used at the beginning of each fiscal year. The interest rate will be our short term borrowing rate at the beginning of each fiscal year. We will allocate direct labor and indirect costs in reasonable and consistent manners based on the benefit received by a division of related goods and services. Divisions performing services for other divisions will not recognize revenue because of the services they have performed.

    - Other than transactions involving research and development, distribution, sales, marketing, general and administrative services, which are addressed above, all interdivisional transactions will be on terms and conditions obtainable in arm's length transactions with third parties. Divisions performing services for other divisions will not recognize revenue because of the services they have performed.

    - Our board must approve interdivisional transactions that are performed on terms and conditions other than as described above and that are material to one or more of the participating divisions. In giving its approval, our board must determine that the transaction is fair and reasonable to each participating division and to holders of the common stock representing each participating division.

    - Divisions may make loans to other divisions. Any loan of $1 million or less will mature within 18 months and interest will accrue at the best borrowing rate available to Genzyme for a loan of a similar type and duration. Our board must approve any loan in excess of $1 million. In giving its approval, our board must determine that the material terms of such loan, including the interest rate and maturity date, are fair and reasonable to each participating division and to holders of the common stock representing each such division.

    - All material interdivisional transactions will be set forth in a written agreement signed by an authorized member of the management team of each division involved in the transaction.

ACCESS TO TECHNOLOGY AND KNOW-HOW

    Each division will have unrestricted access to all of our technology and know-how that may be useful in that division's business, subject to any obligations or limitations that apply to us.

DISPOSITION OF DESIGNATED SHARES OF GZMO STOCK, GZSP STOCK, AND GZTR STOCK

    Our Board may from time to time and in its sole discretion dispose of designated shares of GZMO Stock, GZSP Stock, and GZTR Stock in the following manner:

    - issue the designated shares upon the exercise or conversion of outstanding stock options, warrants or convertible securities allocated to Genzyme General;

    - sell the designated shares for any valid purpose, subject to the restrictions set forth in our policy entitled "Open Market Purchases of Shares of Common Stock," which is set forth below; and

    - distribute the designated shares as a dividend to the holders of shares of GENZ Stock.

    GZMO DESIGNATED SHARES. We will distribute substantially all of the designated shares of GZMO Stock to holders of record of GENZ Stock, if as of November 30 of each year, the number of GZMO designated shares exceeds 10% of the number of shares of GZMO stock then issued and outstanding. We will, however, reserve for issuance a number of shares equal to the sum of:

    - the number of GZMO designated shares reserved for issuance with respect to "GENZ convertible securities" which include stock options, stock purchase rights, warrants or other securities convertible into or exercisable for shares of GENZ Stock then outstanding as a result of anti-dilution adjustments required by the terms of these instruments or approved by our board, plus

    - the number of GZMO designated shares reserved by our Board as of that date for sale not later than six months afterwards, with the proceeds to be allocated to Genzyme General.

    GZSP DESIGNATED SHARES. We will distribute substantially all of the designated shares of GZSP Stock to holders of record of GENZ Stock if, as of June 30 of each year, starting on June 30, 2000 the number of GZSP designated shares exceeds 10% of the number of shares of GZSP Stock then issued and outstanding. We will, however, reserve a number of shares equal to the sum of:

    - the number of GZSP designated shares reserved for issuance with respect to GENZ convertible securities which then outstanding as a result of anti-dilution adjustments required by the terms of these instruments or approved by our board, plus

    - the number of GZSP designated shares reserved by our board as of that date for sale not later than six months afterwards, with the proceeds to be allocated to Genzyme General.

    GZTR DESIGNATED SHARES. We will distribute substantially all designated shares of GZTR Stock to holders of record of GENZ Stock, if as of May 31 of each year, the number of GZTR designated shares exceeds 10% of the number of shares of GZTR stock then issued and outstanding. We will, however, reserve for issuance a number of shares equal to the sum of:

    - the number of GZTR designated shares reserved for issuance with respect to the GENZ convertible securities then outstanding as a result of anti-dilution adjustments required by the terms of these instruments or approved by our board, plus

    - the number of GZTR designated shares reserved by our Board as of that date for sale not later than six months afterwards, with the proceeds to be allocated to Genzyme General.

ISSUANCE AND SALE OF ADDITIONAL SHARES OF COMMON STOCK

    When we issue additional shares of our common stock, we will identify both:

    - the number of shares issued and sold for the account of the division to which they relate and the corresponding proceeds, which we will allocate to and reflect in the financial statements of that division; and

    - the number of shares issued and sold for the account of Genzyme General, which will reduce the number of designated shares of that division.

    We will not, however, sell any designated shares of a division, except upon exercise or conversion of options, warrants or convertible securities issued by Genzyme General that were adjusted as a result of a dividend of GZSP Stock, GZMO Stock, or GZTR Stock paid to holders of GENZ Stock, unless either:

    - our board determines that the division has sufficient cash to fund its operations for at least the next 12 months; or

    - we are then selling shares of a division for its own account in an amount that will produce proceeds sufficient to fund that division's cash needs for the next 12 months.

OPEN MARKET PURCHASES OF SHARES OF COMMON STOCK

    We may purchase our common stock in the open market in accordance with applicable securities law requirements. We will not, however, purchase our common stock if, as an immediate result, the number of designated shares of a division will exceed 60% of the sum of the number of shares of the division outstanding and the number of designated shares. Additionally, we may not, within 90 days of any open market purchase of the common stock of any division, exercise the right provided under our charter to exchange shares of that division for cash and/or shares of GENZ Stock.

CLASS VOTING

    Where we have provided that the approval of the holders of a division's common stock is required to take any action pursuant to these policies or our charter, the requirement may be satisfied if the action is approved by a majority of the votes cast at a meeting of the holders of the division's common stock at which a quorum is present. This is in addition to any stockholder approval required by Massachusetts law.

NON-COMPETE

    Our divisions may not materially engage in each other's principal businesses other than through joint ventures or other collaborative arrangements involving more than one division to develop new products and services jointly and with third parties. These permissible transactions are subject to the conditions set forth above in our policy entitled "Interdivisional Asset Transfers". The divisions may compete in a business which is not a principal business of another division. Our board may determine in its good faith business judgment whether particular activities of one division constitute a material engagement in the principal businesses of another division.

CORPORATE OPPORTUNITIES

    Our board will review any matter which involves the allocation of a corporate opportunity to any of the divisions, or in part to one division and in part to another division. Our board will make its determination with regard to the allocation and benefit of an opportunity in accordance with its good faith business judgment of the best interests of Genzyme and all of its stockholders as a whole. In making this allocation, our board may consider, among other factors:

    - whether a particular corporate opportunity is principally related to the business of a particular division;

    - whether one division, because of its managerial or operational expertise, will be better positioned to undertake the corporate opportunity;

    - whether one division, because of its financial resources, will be better positioned to undertake the corporate opportunity; and

    - existing contractual agreements and restrictions.

                              PLAN OF DISTRIBUTION

    We may sell the securities being offered by us in this prospectus:

    - directly to purchasers;

    - through agents;

    - through dealers;

    - through underwriters; or

    - through a combination of any of these methods of sale.

    We and our agents and underwriters may sell the securities being offered by us in this prospectus from time to time in one or more transactions:

    - at a fixed price or prices, which may be changed;

    - at market prices prevailing at the time of sale;

    - at prices related to such prevailing market prices; or

    - at negotiated prices.

    We may solicit directly offers to purchase securities. We may also designate agents from time to time to solicit offers to purchase securities. Any agent that we designate, who may be deemed to be an "underwriter" as that term is defined in the Securities Act of 1933, may then resell such securities to the public at varying prices to be determined by such agent at the time of resale.

    If we use underwriters to sell securities, we will enter into an underwriting agreement with the underwriters at the time of the sale to them. The names of the underwriters will be set forth in the prospectus supplement which will be used by them together with this prospectus to make resales of the securities to the public. In connection with the sale of the securities offered, the underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions. Underwriters may also receive commissions from purchasers of the securities.

    Underwriters may also use dealers to sell securities. If this happens, the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

    Any underwriting compensation paid by us to underwriters in connection with the offering of the securities offered in this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

    Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which they may be required to make in respect of such liabilities. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

    If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers, or other persons to solicit offers by certain institutions to purchase the securities offered by us under this prospectus pursuant to contracts providing for payment and delivery on a future date or dates. The obligations of any purchaser under these contracts will be subject only to those conditions described in the applicable prospectus supplement, and the prospectus supplement will set forth the price to be paid for securities pursuant to those contracts and the commissions payable for solicitation of the contracts.

    Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids in accordance with Regulation M of the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by such dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

    Each series of securities offered under this prospectus will be a new issue with no established trading market, other than the GENZ Stock, GZMO Stock, GZSP Stock and GZTR Stock, which are each listed on the Nasdaq National Market. Any shares of GENZ Stock, GZMO Stock, GZSP Stock, GZTR Stock or other series of Genzyme Common Stock sold pursuant to a prospectus supplement will be listed on the Nasdaq National Market or on the exchange on which the series of stock offered is then listed, subject to official notice of issuance. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities that they purchase, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We may elect to list any of the securities we may offer from time to time for trading on an exchange or on the Nasdaq National Market, but we are not obligated to do so.

    The anticipated date of delivery of the securities offered hereby will be set forth in the applicable prospectus supplement relating to each offering.

                                 LEGAL MATTERS

    Our counsel, Palmer & Dodge LLP, Boston, Massachusetts, will give us an opinion on the legality and validity of the securities offered by this prospectus and any accompanying prospectus supplement.

                                    EXPERTS

    The financial statements of Genzyme Corporation, Genzyme Molecular Oncology and Genzyme Tissue Repair incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, as amended, the combined financial statements of Genzyme Surgical Products incorporated in the prospectus by reference to our Form 8-K as filed on June 11, 1999 and the combined financial statements of Genzyme General incorporated in this prospectus by reference to our Form 8-K as filed on June 30, 1999, and the financial statements of the Genzyme Retirement Savings Plan incorporated in this prospectus by reference to the Form 10-K/A as filed on June 30, 1999 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC's public reference rooms at the following locations:

    Public Reference Room        New York Regional Office        Chicago Regional Office
      450 Fifth Street,            7 World Trade Center              Citicorp Center
        N.W Room 1024                   Suite 1300               500 West Madison Street
   Washington, D.C. 20549           New York, NY 10048                 Suite 1400
                                                                 Chicago, IL 60661-2511

    Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information concerning Genzyme may also be inspected at the offices of The Nasdaq Stock Market, which is located at 1735 K Street, N.W., Washington, D.C. 20006.

    The SEC allows us to "incorporate by reference" information into this prospectus, which means that we disclose important information to you by referring you to other documents that we filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

    This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important business and financial information about us that is not included in or delivered with this prospectus.

FILINGS (FILE NO. 0-14680)                                      DATE FILED
--------------------------                     ---------------------------------------------
Annual Report on Form 10-K                     Filed on March 31, 1999 (except for the
                                               financial statements on pages 2-31 of Exhibit
                                               13.1, which we restated and filed on June 30,
                                               1999 as Exhibit 99 to our Form 8-K), as
                                               amended by Amendment No. 1 on Form 10-K/A
                                               filed on June 30, 1999

Quarterly Reports on Form 10-Q                 Filed on May 17, 1999 (except for pages 4-9
                                               and 26-28 to the extent the financial
                                               statements and related discussion relates to
                                               Genzyme General, which we restated and filed
                                               on June 30, 1999 as Exhibit 99 to our Form
                                               8-K), August 16, 1999 and November 15, 1999.

Current Reports on Form 8-K                    Filed on March 17, 1999, June 11, 1999, June
                                               30, 1999, October 21, 1999 and January 10,
                                               2000

Proxy Statement on Schedule 14A                Filed on April 16, 1999

The description of GENZ Stock, GZMO Stock and  Filed on June 18, 1997
GZTR Stock contained in Genzyme's
Registration Statement on Form 8-A

FILINGS (FILE NO. 0-14680)                                      DATE FILED
--------------------------                     ---------------------------------------------
The description of GENZ Stock purchase         Filed on June 11, 1999
rights, GZMO Stock purchase rights, GZSP
Stock purchase rights and GZTR Stock purchase
rights contained in Genzyme's Registration
Statement on Form 8-A/A

The description of GZSP Stock contained in     Filed on June 11, 1999
Genzyme's Registration Statement on Form 8-A

    We also incorporate by reference additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the sale of all of the securities covered by this prospectus. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    Documents incorporated by reference are available from us without charge, excluding all exhibits, except that if we have specifically incorporated by reference an exhibit in this prospectus, the exhibit will also be provided without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address and telephone number.

                              Genzyme Corporation
                             Shareholder Relations
                               One Kendall Square
                         Cambridge, Massachusetts 02139
                                 (617) 252-7526

    You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This
prospectus is dated          , 2000. You should not assume that the information
contained in this prospectus is accurate as of any date other than that date. Neither the delivery of this prospectus nor the sale of securities creates any implication to the contrary.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is an estimate of the fees and expenses, other than underwriting discounts and commissions, payable or reimbursable by Genzyme in connection with the issuance and distribution of the offered securities offered by this prospectus.

SEC registration fee........................................  $132,000
Printing and engraving expenses.............................  $300,000
Legal fees and expenses.....................................   200,000
Accounting fees and expenses................................   100,000
Rating agency fees..........................................    50,000
Transfer agent fees and expenses............................    15,000
Fees and expenses of the Trustee............................    15,000
Miscellaneous...............................................    13,000
                                                              --------
    Total...................................................  $825,000
                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 67 of chapter 156B of the Massachusetts Business Corporation Law grants Genzyme the power to indemnify any director, officer, employee or agent to whatever extent permitted by Genzyme's Amended and Restated Articles of Organization, By-laws or a vote adopted by the holders of a majority of the shares entitled to vote thereon, unless the proposed indemnitee has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her actions were in the best interests of Genzyme or, to the extent that the matter for which indemnification is sought relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Such indemnification may include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under the statute.

    Article VI of Genzyme's By-laws provides that Genzyme shall, to the extent legally permissible, indemnify each person who may serve or who has served at any time as a director or officer of the corporation or of any of its subsidiaries, or who at the request of the corporation may serve or at any time has served as a director, officer or trustee of, or in a similar capacity with, another organization or an employee benefit plan, against all expenses and liabilities (including counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he or she may become involved by reason of his or her serving or having served in such capacity (other than a proceeding voluntarily initiated by such person unless he or she is successful on the merits, the proceeding was authorized by the corporation or the proceeding seeks a declaratory judgment regarding his or her own conduct); PROVIDED that no indemnification shall be provided for any such person with respect to any matter as to which he or she shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interests of Genzyme or, to the extent such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan; and PROVIDED, FURTHER, that as to any matter disposed of by a compromise payment by such person, pursuant to a consent decree or otherwise, the payment and indemnification thereof have been approved by Genzyme, which approval shall not unreasonably be withheld, or by a court of competent jurisdiction. Such indemnification shall include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under Article VI, which undertaking may be accepted without regard to the financial ability of such person to make repayment.

    The indemnification provided for in Article VI is a contract right inuring to the benefit of the directors, officers and others entitled to indemnification. In addition, the indemnification is expressly not exclusive of any other rights to which such director, officer or other person may be entitled by contract or otherwise under law, and inures to the benefit of the heirs, executors and administrators of such a person.

    Genzyme also has in place agreements with certain officers and directors which affirm Genzyme's obligation to indemnify them to the fullest extent permitted by law and contain various procedural and other provisions which expand the protection afforded by Genzyme's By-laws.

    Section 13(b)(1 1/2) of chapter 156B of the Massachusetts Business Corporation Law provides that a corporation may, in its articles of organization, eliminate a director's personal liability to the corporation and its stockholders for monetary damages for breaches of fiduciary duty, except in circumstances involving (i) a breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) unauthorized distributions and loans to insiders, and (iv) transactions from which the director derived an improper personal benefit. Article VI.C.5. of Genzyme's Amended and Restated Articles of Organization provides that no director shall be personally liable to Genzyme or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exculpation is not permitted under the Massachusetts Business Corporation Law as in effect when such liability is determined.

ITEM 16. EXHIBITS

    See Exhibit Index immediately following signature pages.

ITEM 17. UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, PROVIDED, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes to file an application determining the eligibility of the trustee to act under subsection (a) of
Section 310 of the Trust Indenture Act (the "Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on March 3, 2000.

                                                       GENZYME CORPORATION

                                                       BY:             /S/ MICHAEL S. WYZGA
                                                            -----------------------------------------
                                                                         Michael S. Wyzga
                                                            SENIOR VICE PRESIDENT AND CHIEF FINANCIAL
                                                                             OFFICER

                               POWER OF ATTORNEY

    We, the undersigned officers and directors of Genzyme Corporation, hereby severally constitute and appoint Henri A. Termeer, Michael S. Wyzga, Evan M. Lebson and Peter Wirth, each of them singly, our true and lawful attorneys, with full power to them in any and all capacitates, to sign any amendments to this Registration Statement on Form S-3 (including Pre- and Post-Effective Amendments), and any related Rule 462(b) registration statement or Rule 462(c) registration statement or amendment thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                /s/ HENRI A. TERMEER                   Principal Executive Officer
     -------------------------------------------         and Director                 March 3, 2000
                  Henri A. Termeer

                /s/ MICHAEL S. WYZGA                   Principal Financial and
     -------------------------------------------         Accounting Officer           March 3, 2000
                  Michael S. Wyzga

         /s/ CONSTANTINE E. ANAGNOSTOPOULOS            Director
     -------------------------------------------                                      March 3, 2000
           Constantine E. Anagnostopoulos

              /s/ DOUGLAS A. BERTHIAUME                Director
     -------------------------------------------                                      March 3, 2000
                Douglas A. Berthiaume

                 /s/ HENRY E. BLAIR                    Director
     -------------------------------------------                                      March 3, 2000
                   Henry E. Blair

               /s/ ROBERT J. CARPENTER                 Director
     -------------------------------------------                                      March 3, 2000
                 Robert J. Carpenter

                /s/ CHARLES L. COONEY                  Director
     -------------------------------------------                                      March 3, 2000
                  Charles L. Cooney

                 /s/ HENRY R. LEWIS                    Director
     -------------------------------------------                                      March 3, 2000
                   Henry R. Lewis

                                 EXHIBIT INDEX

       EXHIBIT
         NO.                                    DESCRIPTION
---------------------                           -----------
         1.1            Form of Underwriting Agreement. *

         4.1            Restated Articles of Organization of Genzyme, as amended.
                        Filed as Exhibit 1 to Genzyme's Registration Statement on
                        Form 8-A filed with the Commission on June 18, 1997, and incorporated herein by reference.

         4.2            By-laws of Genzyme, as amended. Filed as Exhibit 3.2 to
                        Genzyme's Form 10-Q for the quarter ended September 30,
                        1999, and incorporated herein by reference.

         4.3            Indenture, dated as of May 22, 1998, between Genzyme and
                        State Street Bank and Trust Company, as Trustee, including the form of Note. Filed as Exhibit 4.3 to Genzyme's
                        Registration Statement on Form S-3 (File No. 333-59513) and
                        incorporated herein by reference.

         4.4 Registration Rights Agreement, dated as of May 19, 1998, among Genzyme, Credit Suisse First Boston Corporation,
                        Goldman, Sachs & Co. and Cowen & Company. Filed as Exhibit
                        4.4 to Genzyme's Registration Statement on Form S-3 (File
                        No. 333-59513) and incorporated herein by reference.

         4.5            Purchase Agreement, dated as of May 19, 1998, among Genzyme,
                        Credit Suisse First Boston Corporation, Goldman, Sachs & Co.
                        and Cowen & Company. Filed as Exhibit 4.5 to Genzyme's
                        Registration Statement on Form S-3 (File No. 333-59513) and
                        incorporated herein by reference.

         4.6            Series Designation for Genzyme Molecular Oncology Division
                        common stock, $.01 par value. Filed as Exhibit 2 to
                        Genzyme's Registration Statement on Form 8-A filed with the
                        Commission on June 18, 1997, and incorporated herein by
                        reference.

         4.7            Series Designation for the Series A, Series B, Series C and
                        Series D Junior Participating Preferred Stock, $.01 par
                        value, of Genzyme. Filed as Exhibit 2 to Amendment No. 1 to
                        Genzyme's Registration Statement on Form 8-A filed with the
                        Commission on June 11, 1999, and incorporated herein by
                        reference.

         4.8            Amended and Restated Renewed Rights Agreement dated as of
                        June 10, 1999 between Genzyme and American Stock Transfer
                        and Trust Company. Filed as Exhibit 4 to Amendment No. 1 to
                        Genzyme's Registration Statement on Form 8-A dated June 11,
                        1999, and incorporated herein by reference.

         4.9 Warrant issued to Richard Warren, Ph.D. Filed as Exhibit 4 to the Form 8-K of IG Laboratories, Inc. dated October 11,
                        1990 (File No. 0-18439), and incorporated herein by reference.

         4.10           Form of Genzyme General Division Convertible Debenture dated
                        August 29, 1998, including a schedule with respect thereto filed pursuant to Instruction 2 to Item 601 of Regulation
                        S-K. Filed as Exhibit 4.15 to Genzyme's Registration
                        Statement on Form S-3 (File No. 333-64901) and incorporated herein by reference.

         4.11           Registration Rights Agreement dated as of August 29, 1997 by and among Genzyme and the entities listed on the signature pages thereto. Filed as Exhibit 10.8 to Genzyme's Form 10-Q for the quarter ended September 30, 1997, and incorporated herein by reference.

       EXHIBIT
         NO.                                    DESCRIPTION
---------------------                           -----------
         4.12           Warrant Agreement between Genzyme and Comdisco, Inc. Filed as Exhibit 10.22 to a Form 10 of PharmaGenics, Inc.
                        ("PharmaGenics") (File No. 0-20138), and incorporated herein by reference.

         4.13           Series Designation for Genzyme Surgical Products Division
                        common stock, $.01 par value. Filed as Exhibit 2 to
                        Genzyme's Registration Statement on Form 8-A filed with the
                        Commission on June 11, 1999, and incorporated herein by
                        reference.

         4.14           Form of Indenture. Filed herewith.

         4.15           Certificate of Designation of Common Stock. *

         4.16           Form of Common Stock Certificate. *

         4.17           Certificate of Designation of Preferred Stock. *

         4.18           Form of Preferred Stock Certificate. *

         4.19           Form of Warrant Agreement. *

         4.20           Form of Warrant. *

         5.1            Opinion of Palmer & Dodge LLP. Filed herewith.

        12.1            Calculation of Ratio of Earnings to Fixed Charges and
                        Preferred Stock Dividends. Filed herewith.

        23.1 Consent of Palmer & Dodge LLP (contained in Exhibit 5.1 hereto).

        23.2 Consent of PricewaterhouseCoopers LLP, independent accountants to Genzyme. Filed herewith.

        24.1 Power of Attorney. Included on signature page and filed herewith.

        25.1            Statement of Eligibility of Trustee on Form T-1. **

        99.1            Management and Accounting Policies Governing the
                        Relationships of Genzyme Divisions. Filed herewith.

------------------------

* To be filed by amendment or by a Current Report on Form 8-K pursuant to Item 601(b) of Regulation S-K.

** To be filed separately pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939.